Exhibit 10.5

EXECUTION VERSION

$200,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

GENERAL MARITIME SUBSIDIARY CORPORATION and
GENERAL MARITIME SUBSIDIARY II CORPORATION,
each as Borrower,

GENERAL MARITIME CORPORATION,

and

ARLINGTON TANKERS LTD.,

as Guarantors

OCM Marine Investments CTB, Ltd.,
as initial Lender

and

OCM Administrative Agent, LLC
as Administrative Agent

and Collateral Agent

Dated as of May 6, 2011

i

5.18	Notice of Borrowing	17
5.19	Performance of Covenants	17
5.20	Delivery of Warrants	17
5.21	Registration Rights Agreement	17
5.22	Officer’s Certificate	17
5.23	2008 Credit Agreement and 2010 Credit Agreement Secured Party Consent	17
5.24	Intentionally Omitted	17
5.25	Intentionally Omitted	18
5.26	Lien Searches	18
5.27	Margin Regulations	18
5.28	No Conflicts	18
5.29	Collateral and Guaranty Requirements; Intercreditor Agreements	18

Section 6 - Intentionally omitted		19

Section 7 - Representations, Warranties and Agreements		19
7.01	Corporate/Limited Liability Company/Limited Partnership Status	19
7.02	Corporate Power and Authority	19
7.03	No Violation	19
7.04	Governmental Approvals	20
7.05	Financial Statements; Financial Condition; Undisclosed Liabilities	20
7.06	Litigation	21
7.07	True and Complete Disclosure	21
7.08	Use of Proceeds; Margin Regulations	22
7.09	Tax Returns and Payments	22
7.10	Compliance with ERISA	23
7.11	The Security Documents	24
7.12	Capitalization	24
7.13	Subsidiaries	25
7.14	Compliance with Statutes, etc.	25
7.15	Investment Company Act	25
7.16	Solvency	25
7.17	Pollution and Other Regulations	25
7.18	Labor Relations	26
7.19	Patents, Licenses, Franchises and Formulas	26
7.20	Indebtedness	26
7.21	Insurance	27
7.22	Concerning the Vessels	27
7.23	Citizenship	27
7.24	Mortgaged Vessel Classification	27
7.25	No Immunity	27
7.26	Fees and Enforcement	27
7.27	Form of Documentation	28
7.28	PATRIOT Act	28
7.29	Certain Business Practices	28
7.30	Brokers and Other Advisors	28

7.31	Money Laundering	29

Section 8 - Affirmative Covenants		29
8.01	Information Covenants	29
8.02	Books, Records and Inspections	33
8.03	Maintenance of Property; Insurance	33
8.04	Corporate Franchises	33
8.05	Compliance with Statutes, etc.	33
8.06	Compliance with Environmental Laws	34
8.07	ERISA	34
8.08	End of Fiscal Years; Fiscal Quarters	36
8.09	Performance of Obligations	36
8.10	Payment of Taxes	36
8.11	Intentionally Omitted	36
8.12	Further Assurances	36
8.13	Deposit of Earnings	37
8.14	Ownership of Subsidiaries	37
8.15	Flag of Mortgaged Vessels; Citizenship; Mortgaged Vessel Classifications	38
8.16	Guarantees; Additional Collateral	38
8.17	Lenders Meetings	38
8.18	Consent of the Bermuda Monetary Authority	38

Section 9 - Negative Covenants		38
9.01	Liens	38
9.02	Consolidation, Merger, Sale of Assets, etc.	40
9.03	Shareholder Payments	42
9.04	Indebtedness	43
9.05	Advances, Investments and Loans	44
9.06	Transactions with Affiliates	46
9.07	Minimum Cash Balance	46
9.08	Total Leverage Ratio	47
9.09	Collateral Maintenance	47
9.10	Interest Expense Coverage Ratio	48
9.11	Capital Expenditures	48
9.12	Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	48
9.13	Limitation on Certain Restrictions on Subsidiaries	48
9.14	Limitation on Issuance of Equity Interests	49
9.15	Business	49
9.16	Anti-Layering	49
9.17	Restrictions on Modifications to Senior Credit Facilities	50
9.18	Limitations on Voluntary Payments, Etc. of Senior Unsecured Notes; Modifications of Senior Unsecured Documents	50
9.19	Bank Accounts	50

Section 10 - Events of Default		50
10.01	Payments	50

10.02	Representations, etc.	50
10.03	Covenants	50
10.04	Default Under Other Agreements	50
10.05	Bankruptcy, etc.	51
10.06	ERISA	51
10.07	Security Documents	52
10.08	Guaranties	52
10.09	Judgments	52
10.10	Change of Control	52

Section 11 - Definitions and Accounting Terms		53
11.01	Defined Terms	53

Section 12 - Agency and Security Trustee Provisions		80
12.01	Appointment	80
12.02	Nature of Duties	81
12.03	Lack of Reliance on the Agents	81
12.04	Certain Rights of the Agents	82
12.05	Reliance	82
12.06	Indemnification	82
12.07	The Administrative Agent in its Individual Capacity	83
12.08	Holders	83
12.09	Resignation by the Administrative Agent	83
12.10	Exculpation	84

Section 13 - Miscellaneous		86
13.01	Payment of Expenses, etc.	86
13.02	Right of Setoff	87
13.03	Notices	88
13.04	Benefit of Agreement	88
13.05	No Waiver; Remedies Cumulative	89
13.06	Payments Pro Rata	89
13.07	Calculations; Computations	90
13.08	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial	90
13.09	Counterparts	91
13.10	Intentionally Omitted	91
13.11	Headings Descriptive	92
13.12	Amendment or Waiver; etc.	92
13.13	Survival	92
13.14	Domicile of Loans	93
13.15	Intentionally Omitted	93
13.16	Confidentiality	93
13.17	Register	94
13.18	Judgment Currency	94
13.19	Language	95
13.20	Waiver of Immunity	95
13.21	PATRIOT Act	95

13.22	Release of Subsidiary Guarantors	95

Section 14 - Holdings Guaranty		95
14.01	Guaranty	95
14.02	Bankruptcy	96
14.03	Nature of Liability	96
14.04	Independent Obligation	96
14.05	Authorization	97
14.06	Reliance	98
14.07	Subordination	98
14.08	Waiver	98
14.09	Judgment Shortfall	99

v

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	Mortgaged Vessels
SCHEDULE IV	-	Existing Liens
SCHEDULE V	-	Indebtedness
SCHEDULE VI	-	Required Insurance
SCHEDULE VII	-	ERISA
SCHEDULE VIII	-	Subsidiaries
SCHEDULE IX	-	Capitalization
SCHEDULE X	-	Approved Classification Societies
SCHEDULE XI	-	Existing Investments
SCHEDULE XII	-	Affiliate Transactions

EXHIBIT A	-	[RESERVED]
EXHIBIT B	-	[RESERVED]
EXHIBIT C-1	-	Form of Opinion of Kramer Levin Naftalis & Frankel LLP, New York counsel to the Credit Parties
EXHIBIT C-2	-	Form of Opinion of Constantine P. Georgiopoulos, New York maritime counsel to the Credit Parties
EXHIBIT C-3	-	Form of Opinion of George E. Henries, Esq., Liberian counsel to the Credit Parties
EXHIBIT C-4	-	Form of Opinion of Dennis J. Reeder, Esq., Marshall Islands counsel to the Credit Parties
EXHIBIT C-5		Form of Opinion of Golsblat BLP, Russian counsel to the Credit Parties
EXHIBIT C-6		Form of Opinion of Albuquerque & Associates, Portuguese counsel to the Credit Parties
EXHIBIT C-7		Form of Opinion of Allen & Gledhill LLP, Singapore counsel to the Credit Parties
EXHIBIT C-8	-	Form of Opinion of Conyers, Dill & Pearman, Bermuda counsel to the Credit Parties
EXHIBIT D	-	Form of Officer’s Certificate
EXHIBIT E	-	Form of Subsidiaries Guaranty
EXHIBIT F	-	Form of Pledge Agreement
EXHIBIT G	-	Form of Assignment of Earnings
EXHIBIT H	-	Form of Assignment of Insurances
EXHIBIT I-1	-	Form of Marshall Islands Vessel Mortgage
EXHIBIT I-2	-	Form of Liberian Vessel Mortgage
EXHIBIT I-3	-	Form of Bermuda Vessel Mortgage (Deed of Covenants)
EXHIBIT K	-	Form of Solvency Certificate
EXHIBIT L	-	Form of Assignment and Assumption Agreement
EXHIBIT M	-	Form of Compliance Certificate
EXHIBIT N	-	Subordination Provisions
EXHIBIT O	-	Form of Parent Officer’s Certificate
EXHIBIT P-1	-	Form of Intercreditor Agreement
EXHIBIT P-2	-	Form of Secondary Intercreditor Agreement
EXHIBIT Q	-	Form of Joinder Agreement
EXHIBIT R	-	Form of Secured Party Consent

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 6, 2011, among GENERAL MARITIME SUBSIDIARY CORPORATION, a Marshall Islands corporation and GENERAL MARITIME SUBSIDIARY II CORPORATION, a Marshall Islands corporation, (individually or collectively, as the context may require, referred to as “Borrower”), GENERAL MARITIME CORPORATION, a Marshall Islands corporation (“Parent”), and ARLINGTON TANKERS LTD., a Bermuda corporation (“Arlington”) the Lenders party hereto from time to time, and OCM ADMINISTRATIVE AGENT, LLC, as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, together with its successors and assigns, the “Collateral Agent”).  All capitalized terms used herein and defined in Section 11 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, in order to effectuate, among other things, an amendment and restatement of the 2008 Credit Agreement and to effectuate certain amendments to the 2010 Credit Agreement, Borrower will require $200,000,000 to make certain payments to lenders under the 2008 Credit Agreement and 2010 Credit Agreement and pay fees incurred in connection with the amendment of the 2010 Credit Agreement, and, in order to effectuate such repayments, Borrower has requested that the Lenders extend credit to Borrower pursuant to, and in accordance with this Agreement;

WHEREAS, the Borrowers, the Parent, the Agent and the Original Lender (as defined herein) are party to a Credit Agreement dated as of March 29, 2011 (the “Original Credit Agreement”);

WHEREAS, the Borrowers, Arlington, the Lenders, the Parent and the Agent wish to amend and restate the Original Credit Agreement in its entirety to provide certain amendments hereto to satisfy certain conditions contained in the Original Credit Agreement and this Credit Agreement;

WHEREAS, in consideration of the foregoing, inter alia, Parent and its Subsidiaries shall provide Lenders and Collateral Agent with Liens on collateral securing the obligations hereunder on a third lien basis to the existing collateral securing the 2008 Credit Agreement and 2010 Credit Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 - AMOUNT AND TERMS OF CREDIT FACILITY.

1.01         The Loans.  Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make on the Closing Date a term loan (a “Loan” and, collectively, the “Loans”) to Borrower, which Loans (i) shall bear interest in accordance with Section 1.07, (ii) shall be denominated in Dollars, and (iii) may be repaid in accordance with the provisions hereof.

1.02         Intentionally Omitted.

1.03         Notice of Borrowing. (a) With respect to the Borrowing hereunder, Borrower shall give the Administrative Agent at its Notice Office by 11:00 a.m. (New York time) at least three Business Days’ prior to the Closing Date (or such lesser time period as reasonably agreed by the Administrative Agent).  Such written notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.09, shall be irrevocable and shall be given by Borrower in a form reasonably satisfactory to the Administrative Agent, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), and (iii) to which account the proceeds of such Loans are to be deposited.  The Administrative Agent shall promptly give each Lender which is required to make Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)           Without in any way limiting the obligation of Borrower to deliver a written Notice of Borrowing in accordance with Section 1.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from the Chairman of the Board, Chief Administrative Officer, President, Chief Financial Officer or the Treasurer of Borrower (or any other officer of Borrower designated in writing to the Administrative Agent by the Chief Executive Officer, Chief Administrative Officer, President or Treasurer of Borrower as being authorized to give such notices under this Agreement) prior to receipt of a Notice of Borrowing.  In each such case, Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such proposed Borrowing, absent manifest error.

1.04         Disbursement of Funds.  Except as otherwise specifically provided in the immediately succeeding sentence, no later than 11:00 a.m. (New York time) (or such earlier time as the Administrative Agent agrees to) on the Closing Date, each Lender will make available its pro rata portion of each such Borrowing requested to be made on such date, if the conditions set forth in Section 5 have been satisfied (as determined by the Lenders).  All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to Borrower (prior to 1:00 P.M. (New York Time) on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York Time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.

1.05         Notes.

(a)           Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall, if requested by such Lender, be evidenced by a promissory note duly executed and delivered by Borrower in a form reasonably acceptable to the Administrative Agent hereto with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).

(b)           Each Note shall (i) be executed by Borrower, (ii) be payable to the order of such Lender that has requested a Note and be dated the Closing Date, (iii) be in a stated principal amount equal to the Lender’s pro rata share of the Loans and be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 1.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 4.01 and 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in any such notation or endorsement shall not affect Borrower’s obligations in respect of such Loans.

(d)           Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to Borrower shall affect or in any manner impair the obligations of Borrower to pay the Loans (and all related Obligations) incurred by Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents.  Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c).  At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans provided that, in the case of a substitute or replacement Note, Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to Borrower and such requesting Lender, and duly executed by such requesting Lender.

1.06         Joint and Several.  The obligations of General Maritime Subsidiary Corporation and General Maritime Subsidiary II Corporation as “Borrower” hereunder and under the other Credit Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to the Holdings Guaranty, to which the obligations of Arlington and the Parent are subject.

1.07         Interest.

(a)           Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan (as such principal amount may be increased or decreased pursuant hereto) from the date the proceeds thereof are made available to Borrower until the maturity (whether by acceleration or otherwise) of such Loan at a rate per annum equal to (i) the Eurodollar Rate for each Interest Period plus 6% if Borrower elects to make such payment in cash on the applicable Interest Payment Date, (ii) prior to a Qualified Stock Issuance, the Eurodollar Rate for each interest period plus 9% if Borrower elects to make such payment by adding it to the outstanding principal amount of the Loans on the applicable Interest Payment Date, and (iii) after a Qualified Stock Issuance, the Eurodollar Rate for each Interest Period plus 7% if Borrower elects to make such payment by adding it to the outstanding principal amount of the Loans on the applicable

Interest Payment Date.  Interest may be paid in cash or in kind at the election of Borrower in accordance with the foregoing, which election shall be made in writing and provided to the Administrative Agent prior to the relevant Interest Payment Date.

(b)           Without duplication, (1) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder, in each case at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, such amount to be payable on demand in cash (provided, however, that, to the extent all or any portion of such interest is not permitted to be paid on demand in cash when due pursuant to the Intercreditor Agreements, such amounts shall be payable solely by adding the amount of such interest to the aggregate principal amount of the outstanding Loan), (2) from (I) the end of the applicable cure period for an Event of Default subject to a cure period or (II) the 45th day after the occurrence of an Event of Default that is not subject to a cure period, in each case, so long as such Event of Default is not waived and for so long as  such Event of Default is continuing, each Loan and all other Obligations shall bear interest on the outstanding amount thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, such amount to (x) accrue from and after such 45th day upon notice by the Administrative Agent at any time or upon an Event of Default under Section 10.05 and (y) be payable on demand in cash or in kind at the election of the Borrower and (3) at any time during a Standstill Extension Period, under and as defined in the Intercreditor Agreements, each Loan shall bear interest on the outstanding principal amount thereof at a per annum rate equal to the Eurodollar Rate plus 9%, which amount shall be payable on the last day of each month in cash.

(c)           Upon and after the occurrence of any (1) Dilutive Issuance or (2) material breach (after notice and, if such breach is curable, the opportunity to cure), excluding a Dilutive Issuance, by Parent of the terms of the Investment Agreement and/or the Warrants (including, with respect to any adjustment to the number of shares of common stock obtainable upon exercise of the Warrant, issuance of additional Warrants, rights or securities to the holder under the Warrant and/or any failure to issue Warrant Exercise Shares upon exercise of any Warrants) (any of the foregoing, an “Interest Rate Adjustment Event”), the per annum interest rate on the Notes shall increase by two percentage points and shall thereafter increase by an additional two percentage points on each 3-month anniversary of such Interest Rate Adjustment Event (subject to an aggregate cap on the interest rate hereunder of 18% per annum) and shall remain at such rate until all Interest Rate Adjustment Events have been cured or waived in writing by Lender, it being understood that (A) solely with respect to the matter described in clause (1) the interest rate adjustment described in this paragraph shall be the only remedy available to Lender and any other Person; provided that the foregoing shall not limit any remedies under the Investment Agreement or the Warrants with respect to any breach by the Parent thereof, including with respect to obtaining the Shareholder Approval, and (B) solely with respect to any material breach described in clause (2) the interest rate adjustment described in this paragraph shall be in addition to any other remedies available to Lenders, Administrative Agent and Collateral Agent under this Agreement and the Credit Documents.

(d)           Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans and shall promptly notify Borrower and the respective Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.08         Intentionally omitted.

1.09         Increased Costs, Illegality, etc.  (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)            on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income, gross receipts or net profits of such Lender, or any franchise tax based on net income, net profits or net worth, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which such Lender’s principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Indemnified Taxes pursuant to Section 4.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Closing Date affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) and/or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (x) in the case of clause (i), the rate of interest applicable to any affected Loans then outstanding shall be the Base Rate, as in effect from time to time, plus the applicable margin set forth in Section 1.07(a) as in effect from time to time minus 1%, from the date such notice is delivered to Borrower and thereafter until such time as the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, (y) in the case of clause (ii) above, Borrower agrees to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable good faith discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for and the calculation thereof, submitted to Borrower by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above such Lender shall so notify the Administrative Agent and Borrower (and the Administrative Agent shall promptly give notice thereof to the other Lenders) and thereafter (A) except in the case of an event of the type described in clause (iii)(z) above, Borrower shall prepay in full the affected Loans of such Lender, together with accrued interest thereon (and, in the event all of such Lender’s Loans are being repaid, any other amounts which may be owing to such Lender hereunder (including, without limitation, any accrued and unpaid interest)), on either the last day of the then current Interest Period applicable to each such affected Loan (if such Lender may lawfully continue to maintain and fund such Loans) or immediately (if such Lender may not lawfully continue to maintain and fund such Loans to such day) and (B) in the case of an event of the type described in clause (iii)(z) above, all outstanding Loans of such Lender shall, from the date such notice is delivered to Borrower and thereafter until such time as the Administrative Agent or such Lender shall notify Borrower that the circumstances giving rise to the operation of clause (iii)(z) above with respect to such Lender no longer exist, bear interest at a rate equal to the Base Rate, as in effect from time to time.  The Administrative Agent and each Lender (to the extent it continues to be a Lender hereunder) agree that if any of them gives notice to Borrower of any of the events described in clause (i), (ii) or (iii) above, it shall promptly notify Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist.

(b)           If any Lender in good faith determines that after the Closing Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of its obligations hereunder, then Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.09(b) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.09(b), will give prompt written notice thereof to Borrower, which notice shall show in reasonable detail the basis for and calculation of such additional amounts.

1.10         Compensation.  Borrower agrees, to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to Borrower:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on the Closing Date; (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 1.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other Default or Event of Default arising as a result of Borrower’s failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

1.11         Intentionally Omitted.

SECTION 2 - INTENTIONALLY OMITTED.

SECTION 3 - FEES.  Borrower shall pay to the Administrative Agent and Collateral Agent, for the Administrative Agent’s and Collateral Agent’s own account, such other fees as have been agreed to in writing by Borrower and the Administrative Agent and/or Collateral Agent.  Notwithstanding the foregoing, or any other provision herein to the contrary, at any time OCM Administrative Agent, LLC was or is the Administrative Agent, it shall receive no fees (other than reimbursement fees for expenses, including, without limitation, reasonable legal fees and expenses) in connection with its role as the Administrative Agent hereunder.

SECTION 4 - PREPAYMENTS; PAYMENTS; TAXES.

4.01         Voluntary Prepayments.  Borrower shall have the right to prepay the Loans, without premium or penalty except as provided by law and except as set forth below in clause (f), in whole or in part at any time and from time to time on the following terms and conditions:

(a)           Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least three Business Days’ prior written notice (including email or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans and the amount of such prepayment, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(b)           each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Loan which is outstanding;

(c)           at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, Borrower shall pay the amounts required pursuant to Section 1.10, together with accrued and unpaid interest on the amount being prepaid;

(d)           Borrower may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest and other amounts owing to the Lender;

(e)           except as expressly provided in the preceding clause (d), each prepayment shall be applied pro rata among the Loans; and

(f)            if such prepayment is made on or prior to the second anniversary of the Closing Date, Borrower shall pay a prepayment premium equal to 10% of the principal amount being prepaid.

4.02         Mandatory Prepayments.

(a)           On (i) the date of any Collateral Disposition involving a Mortgaged Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is 180 days following any Collateral Disposition constituting an Event of Loss involving a Mortgaged Vessel and (B) the date of receipt by Borrower, any of its Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, Borrower shall be required to permanently repay and reduce the Loans in an amount equal to the greater of (1) the product of (x) the sum of the then outstanding aggregate principal amount of Indebtedness under the Senior Credit Facilities and the Loans and (y) a fraction (A) the numerator of which is equal to the appraised value (as determined in accordance with the most recent report delivered to the Administrative Agent (or obtained by the Administrative Agent at the written direction of the Required Lenders) pursuant to Section 8.01(c) of the Mortgaged Vessel or Mortgaged Vessels which is/are the subject of such Collateral Disposition and (B) the denominator of which is equal to the Aggregate Mortgaged Vessel Value (as determined in accordance with the most recent appraisal report delivered to the Administrative Agent (or obtained by the Administrative Agent at the written direction of the Required Lenders) pursuant to Section 8.01(c) before giving effect to such Collateral Disposition) and (2) in the case of a Mortgaged Vessel which is older than 15 years at the time of such Collateral Disposition, the Net Cash Proceeds thereof; provided that (I) the Parent and the Borrowers may retain up to the Permitted Amount, (II) the foregoing payment shall be reduced by the amount of any mandatory prepayment that results in a permanent reduction of the loans (and if applicable, related commitment) under the Senior Credit Facilities with respect to such Collateral Disposition, (III) if prior to the date on which payment is due hereunder, the Borrower provides the Administrative Agent with written notice of its intent to consummate a Vessel Exchange with the proceeds, then so long as no Default or Event of Default is continuing, the Credit Parties may use the funds received in such Collateral Disposition in accordance with the provisions of Section 9.02(a) and (IV) the Borrower must provide written notice to the Administrative Agent if it retains any amount pursuant to sub-clause (I) of this proviso or utilizing any amount to permanently reduce the loans under the Senior Credit Facilities pursuant to sub-clause (II) of this proviso, provided further that, if a Default or Event of Default occurs after the date of such Collateral Disposition and before the procedures set forth in Section 9.02(a) are completed, the Parent shall apply the proceeds of such Collateral Disposition in accordance with Section 4.02(a); provided further, that to the extent excess proceeds remain after any Vessel Exchange, such excess shall be applied first to repay the Senior Credit Facilities and second to repay the Loans.  Without limiting anything otherwise provided in this Credit Agreement, the Borrowers hereby acknowledge that they are obligated to comply with Sections 9.02 and 9.09.

(b)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.

(c)           In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, upon the occurrence of a default under Section 9.09, the Borrower shall be required to repay Loans and the obligations under the Senior Credit Facilities (in accordance with the terms of the Intercreditor Agreements) in accordance with Section 4.02(a) and Section 9.09(II) in an amount required to cure such default, provided that it is understood and agreed that the requirement to repay Loans under this Section 4.02(c) shall not be deemed to be a waiver of any other right or remedy that any Lender may have as a result of an Event of Default under Sections 9.09.

4.03         Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04         Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, and all interest, penalties or similar liabilities with respect thereto, now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (“Taxes”) (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA)) (all such non-excluded Taxes being referred to collectively as “Indemnified Taxes”).  If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Indemnified Taxes pursuant to the preceding sentence, Borrower agrees to reimburse the Administrative Agent and each Lender, upon the written request of the Administrative Agent or such Lender, for Taxes imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of the Administrative Agent or such Lender in respect of such amounts pursuant to the laws of the jurisdiction in which the Administrative Agent or such Lender is organized or in which the principal office or applicable lending office of the Administrative Agent or such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the Administrative Agent or such Lender is organized or in which the principal office or applicable lending office of the Administrative Agent or such Lender is located and for any withholding of Taxes as the Administrative Agent or such Lender shall determine are payable by, or withheld from, the Administrative Agent or such Lender, in respect of such amounts so paid to or on behalf of the Administrative Agent or such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of the Administrative Agent or such Lender pursuant to this sentence.  Borrower will furnish to the Administrative Agent within 45 days after the date of payment of any Indemnified Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.  Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Indemnified Taxes so levied or imposed and paid by the Administrative Agent or such Lender.

(b)           The Administrative Agent and each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of the Administrative Agent or such Lender) to file any certificate or document or to furnish to Borrower any information as reasonably requested by Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Indemnified Taxes; provided, however, that nothing in this Section 4.04(b) shall require the Administrative Agent or a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations) or bear any material cost that is not reimbursed by Borrower or its Subsidiaries.

(c)           If Borrower pays any additional amount under this Section 4.04 to the Administrative Agent or a Lender and the Administrative Agent or such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), the Administrative Agent or such Lender shall pay to Borrower an amount that the Administrative Agent or such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax and reasonable expenses and costs incurred in obtaining such Tax Benefit, which was obtained by the Administrative Agent or such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) the Administrative Agent or any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of the Administrative Agent or such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on the Administrative Agent or a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of the Administrative Agent or such Lender that otherwise would not have expired) of any Tax Benefit with respect to which the Administrative Agent or such Lender has made a payment to Borrower pursuant to this Section 4.04(c) shall be treated as an Indemnified Tax for which Borrower is obligated to indemnify the Administrative Agent or such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(c) shall require the Administrative Agent or any Lender to disclose any confidential information to Borrower (including, without limitation, its tax returns), and (iv) neither the Administrative Agent nor any Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time during which a Default or Event of Default exists.

SECTION 5 - CONDITIONS PRECEDENT TO THE CLOSING DATE.  The obligation of each Lender to make Loans on the Closing Date is subject at the time of the making of such Loans to the satisfaction or waiver of the following conditions, in each case in the sole discretion of the Lenders (except where limited to reasonableness below):

5.01         Closing Date; Notes.  On or prior to the Closing Date, if requested by a Lender, there shall have been delivered to the Administrative Agent, for the account of such Lender, the appropriate Note for such Lender executed by Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02         Fees, etc. On the Closing Date, Borrower shall have paid to the Administrative Agent and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Agents and the Lenders in respect of the transactions contemplated by the Credit Documents to the extent then due.

5.03         Opinions of Counsel.

(a)           On the Closing Date, the Administrative Agent and the Lenders shall have received from Kramer Levin Naftalis & Frankel LLP, special New York counsel to the Parent and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date which shall (x) be in form and substance acceptable the Lenders and (y) cover the perfection of the security interests (other than those to be covered by opinions delivered pursuant to clauses (b) through (d) below) granted pursuant to the Security Documents and such other matters incidental to the transactions contemplated herein as the Lenders may request.

(b)           On the Closing Date, the Administrative Agent and the Lenders shall have received from Constantine P. Georgiopoulos, special New York maritime counsel to the Parent and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date which shall (x) be in form and substance acceptable to the Lenders and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgages and such other matters incidental thereto as the Lenders may request.

(c)           On the Closing Date, the Administrative Agent and the Lenders shall have received from George E. Henries, Esq., special Liberian counsel to the Parent and its Subsidiaries (or other counsel to the Parent and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, which shall (x) be in form and substance acceptable to the Lenders and (y) in the case of each Mortgaged Vessel registered under the laws and flag of the Republic of Liberia, cover the perfection of the security interests granted pursuant to the relevant Vessel Mortgage(s) and such other matters incidental thereto as the Lenders may request.

(d)           On the Closing Date the Administrative Agent and the Lenders shall have received from Dennis J. Reeder, Esq., special Marshall Islands counsel to the Parent and its Subsidiaries (or other counsel to the Parent and its Subsidiaries qualified in such jurisdiction and reasonably satisfactory to the Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, which shall (x) be in form and substance acceptable to the Lenders, and shall cover, inter alia, matters with respect to the Investment Agreement, issuance of the Warrants and the other Credit Documents, and (y) in the case of each Mortgaged Vessel registered under the laws and flag of the Republic of Marshall Islands, cover the perfection of the security interests granted pursuant to the relevant Vessel Mortgage(s) and such other matters incidental thereto as the Lenders may request.

(e)           On the Closing Date, the Administrative Agent and the Lenders shall have received from Conyers Dill & Pearman Limited, special Bermuda counsel to the Parent and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date which shall (x) be in form and substance acceptable to the Lenders and (y) cover the perfection of the security interests (other than those to be covered by opinions delivered pursuant to clauses (a) through (d) above) granted pursuant to the Security Documents and such other matters incidental to the transactions contemplated herein as the Lenders may request.

(f)            On the Closing Date the Administrative Agent and the Lenders shall have received from Golsblat BLP, special Russian counsel to each of the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date which shall be in form and substance acceptable to the Lenders and cover such matters incidental to the transactions contemplated herein as the Lenders may request;

(g)           On the Closing Date the Administrative Agent and the Lenders shall have received from Albuquerque & Associados, special Portuguese counsel to each of the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date which shall be in form and substance acceptable to the Lenders and cover such matters incidental to the transactions contemplated herein as the Lenders may request;

(h)           On the Closing Date the Administrative Agent and the Lenders shall have received from Allen & Gledhill LLP, special Singaporean counsel to each of the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date which shall be in form and substance acceptable to the Lenders and cover such matters incidental to the transactions contemplated herein as the Lenders may request;

(i)            On the Closing Date, the Administrative Agent and the Lenders shall have received from counsel to the Parent and its Subsidiaries in each other relevant jurisdictions identified by the Lenders, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, each of which shall be in form and substance acceptable to the Lenders.

5.04         Corporate Documents; Proceedings; etc.  (a) On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of each Credit Party, and attested to by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, in form and substance satisfactory to the Lenders, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be acceptable to the Lenders.

(b)           All corporate, limited liability company, partnership and legal proceedings, and all material instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents, shall be satisfactory in form and substance to the Administrative Agent and the Lenders, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent or the Lenders may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

5.05         Management Agreements; Debt Agreements; Employment Agreements Agreements.  On or prior to the Closing Date, there shall have been delivered to the Administrative Agent or its counsel true and correct copies of the following documents:

(a)           all agreements (other than Employment Agreements) with respect to the management of the Parent or any of its Subsidiaries or any of the Vessels (collectively, the “Management Agreements”);

(b)           all agreements evidencing or relating to Indebtedness of the Parent or any of its Subsidiaries which is to remain outstanding (other than the Credit Documents) after giving effect to the incurrence of Loans on the Closing Date (if any) which have not been otherwise publicly disclosed (collectively, the “Debt Agreements”); and

(c)           all employment agreements entered into by the Parent or any of its Subsidiaries with members of management of the Parent or any of such Subsidiaries the terms of which have not otherwise been publicly disclosed (collectively, the “Employment Agreements”);

all of which Management Agreements, Debt Agreements and Employment Agreements, shall be in form and substance satisfactory to the Lenders and shall be in full force and effect on the Closing Date.

5.06         Guaranty.  On the Closing Date (i) each Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty in form and substance satisfactory to the Administrative Agent, and the Subsidiaries Guaranty shall be in full force and effect and (ii) the Holdings Guaranty contained in Section 14 hereof, shall be in full force and effect.

5.07         Pledge and Security Agreement.  On the Closing Date, Parent, Borrower and each of the Subsidiary Guarantors described in clause (x) of the definition thereof shall have (x) duly authorized, executed and delivered the Pledge Agreement in form and substance satisfactory to the Lenders and shall have (A) delivered to Collateral Agent or the applicable agent under the Senior Credit Facilities, as pledgee, all the Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, including, without limitation, a charge over shares of any Bermuda registered

Subsidiary Guarantor described in clause (x) of the definition thereof taken by way of a Bermuda-law governed charge over shares and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subsidiary Guarantor or Borrower, as the case may be.

5.08         Solvency Certificate.  On the Closing Date, the Parent shall cause to be delivered to the Administrative Agent a solvency certificate from the senior financial officer of the Parent, substantially in the form of Exhibit K, which shall be addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, setting forth the conclusion that, after giving effect to the incurrence of all the financings contemplated hereby, Borrowers, Arlington and the Subsidiary Guarantors together, and the Parent and its Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the incurrence of such indebtedness, and will not be left with unreasonably small capital with which to engage in their respective businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

5.09         Financial Statements.  On the Closing Date, the Administrative Agent and the Lenders shall have received copies of (i) the financial statements referred to in Sections 7.05(a), which financial statements shall be in form and substance satisfactory to the Lenders and (ii) Cash Flow Projections for the 13-week period beginning on the Restatement Effective Date in form and substance reasonably satisfactory to the Lenders.

5.10         Material Adverse Change; Approvals.  (a) On or prior to the Closing Date, nothing shall have occurred (and the Administrative Agent or the Lenders shall have become aware of no facts or conditions not previously known to the Administrative Agent or the Lenders) which the Administrative Agent or the Lenders shall determine is reasonably likely to have an adverse effect on the rights and remedies of the Lenders, or the Administrative Agent, or on the ability of the Parent and its Subsidiaries, taken as a whole, to perform its or their Obligations, or which is reasonably likely to have a Material Adverse Effect.

(b)           On or prior to the Closing Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents (including, without limitation, any contractual approvals agreed to by the Parent or Borrower and the Administrative Agent or the Lenders) in connection with the Loans, the Credit Documents, the other transactions contemplated hereby and thereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes adverse conditions upon the consummation of this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.  On the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

5.11         Litigation.  On the Closing Date, there shall be no actions, suits or proceedings pending or threatened (i) with respect to this Agreement or any other Credit

Document or (ii) which the Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

5.12         Appraisals.  On or prior to the Closing Date, the Administrative Agent shall have received an appraisal report of a recent date (and in no event dated earlier than 60 days prior to the Closing Date) in scope, form and substance reasonably satisfactory to the Lenders, and from two Approved Appraisers stating the then current Fair Market Value of each of the Mortgaged Vessels on such date, the results of which shall be reasonably satisfactory to the Lenders.

5.13         Refinancing.  (a) On the Closing Date, after giving effect to all transactions on such date, the total commitments pursuant to the 2008 Credit Agreement shall have been permanently reduced to $550,000,000 (and the loans thereunder shall have been repaid and the commitments thereunder shall have been reduced such that they do not exceed $550,000,000 after such reduction) and all letters of credit thereunder shall continue under the 2008 Credit Agreement. The applicable Credit Parties shall have entered into the 2008 Credit Agreement, dated as of the Closing Date, which amendment is satisfactory to the Lenders.

(b)           On the Closing Date, the lenders under the 2010 Credit Agreement shall have received a principal payment of not less than $25,000,000 and immediately thereafter there shall be no more than $328,210,250 outstanding under the 2010 Credit Agreement. The applicable Credit Parties shall have entered into the 2010 Credit Agreement, dated as of the Closing Date, which amendment is satisfactory to the Lenders.

(c)           On the Closing Date, after giving effect to the transactions on such date, the Parent and its Subsidiaries shall have no outstanding Indebtedness except for (i) the Loans, (ii) Indebtedness under the Senior Debt Documents and (iii) certain other Indebtedness of the Parent and its Subsidiaries listed on Schedule V.

5.14         Assignments of Earnings and Insurances.  On the Closing Date, each Credit Party which owns a Mortgaged Vessel on such date shall have duly authorized, executed and delivered an Assignment of Earnings in form and substance satisfactory to the Lenders (as modified, supplemented or amended from time to time, the “Assignments of Earnings”) and an Assignment of Insurances in form and substance satisfactory to the Lenders (as modified, supplemented or amended from time to time, the “Assignments of Insurances”), together covering all of such Credit Party’s present and future Earnings and Insurance Collateral, in each case together with:

(a)           proper Financing Statements (Form UCC-1) fully executed (if applicable) for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary or desirable to perfect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances;

(b)           certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions referred to in Section 5.14(a) above, together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens unless in respect of which the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws); and

(c)           evidence that all other actions necessary or desirable to perfect and protect the security interests purported to be created by the Assignment of Earnings and the Assignment of Insurances have been taken.

5.15         Mortgages; Certificates of Ownership; Searches; Class Certificates; Appraisal Report; Insurance.  On the Closing Date:

(a)           Each Subsidiary Guarantor which owns a Mortgaged Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a mortgage (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the “Vessel Mortgages”), substantially in form of and substance satisfactory to the Lenders, with respect to each Vessel listed on Schedule III (each a “Mortgaged Vessel”) and the Vessel Mortgages shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest, in and lien upon such Mortgaged Vessels, subject only to Permitted Liens.  Except as specifically provided above, all filings, deliveries of instruments and other actions necessary or desirable to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Lenders.

(b)           The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel by the relevant Subsidiary Guarantor and/or (y) the results of maritime registry searches with respect to the Mortgaged Vessels, indicating no record liens other than Liens in favor of the Collateral Agent and Permitted Liens.

(c)           The Administrative Agent shall have received class certificates from a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Lenders, indicating that each Mortgaged Vessel meets the criteria specified in Section 7.24.

(d)           The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Lenders, from a firm of independent marine insurance brokers reasonably acceptable to the Lenders with respect to the insurance maintained by the Credit Parties in respect of the Mortgaged Vessels, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent, the Collateral Agent and/or the Lenders as mortgagee and (ii) conform with the insurance requirements of the respective Vessel Mortgages.

5.16         Environmental Laws.  On the Closing Date, there shall not exist any condition or occurrence on or arising from any Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that (a) results in material noncompliance by the Parent or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of a material Environmental Claim against the Parent or any of its Subsidiaries or any such Vessel or property.

5.17         No Default; Representations and Warranties.  On the Closing Date after giving effect to the transactions on such date (i) there shall exist no Default or Event of Default under any Credit Document, (ii) there shall exist no default or event of default under the Senior Credit Facilities or Senior Unsecured Note Documents, and (iii) all representations and warranties of the Parent and its Subsidiaries contained herein or in any other Credit Document shall be true and correct in all material respects.

5.18         Notice of Borrowing.  Prior to the making of the Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 1.03(a).  The acceptance of the proceeds of the Loans shall constitute a representation and warranty by the Parent and Borrower to the Administrative Agent and each of the Lenders that all of the conditions specified in this Section 5 have been satisfied as of the time of the Loan (it being deemed that the Lenders have determined that items are satisfactory or acceptable unless they have otherwise stated in writing).  All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in this Section 5 and/or the definition of Collateral and Guaranty Requirements, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be in form and substance reasonably satisfactory to the Lenders.

5.19         Performance of Covenants.  Borrower and each Guarantor shall have performed and complied with in all material respects all of its covenants and agreements required to be performed or complied with by it under the Documents (including, without limitation, Section 3.01 of the Investment Agreement).

5.20         Delivery of Warrants.  The Parent shall have executed and delivered the Warrants.

5.21         Registration Rights Agreement.  Parent shall have executed and delivered the Registration Rights Agreement.

5.22         Officer’s Certificate. Parent shall have delivered to the Administrative Agent a certificate of the Parent, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, (A) stating that the conditions specified in Section 5 have been satisfied, and (B) setting forth the number of shares of common stock outstanding as of immediately prior to the Closing and the aggregate number of shares of common stock initially issuable upon exercise of the Warrants in accordance with Section 4.04 of the Investment Agreement.

5.23         2008 Credit Agreement and 2010 Credit Agreement Secured Party Consent. The secured parties under each of the 2008 Credit Agreement and the 2010 Credit Agreement will have filed the consent in the form of Exhibit R in connection with the filing of the mortgages under Marshall Islands law in favor of the Lenders.

5.24         Intentionally Omitted

5.25         Intentionally Omitted

5.26         Lien Searches. On or before the Closing Date, the Administrative Agent shall have received the results of a recent lien search in such jurisdictions as the Lenders may reasonably request, and such search shall reveal no liens on any Collateral of the Credit Parties except for liens permitted by Section 9.01 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lenders.

5.27         Margin Regulations. On the Closing Date, all Loans and other financing to be made pursuant to this Agreement shall be in full compliance with all applicable requirements (including without limitation the collateral valuation requirements) of law, including, without limitation, the Margin Regulations and the collateral valuation requirements thereunder, and each Lender in good faith shall be able to complete the relevant forms establishing compliance with the Margin Regulations.

5.28         No Conflicts. On the Closing Date, after giving effect to the making of the Loans and the performance by the Credit Parties of the Credit Documents, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement or contractual or other restrictions which is binding for the Parent or any of its Subsidiaries.

5.29         Collateral and Guaranty Requirements; Intercreditor Agreements. (a) On or prior to the Closing Date, the Borrower shall, and shall have caused its Subsidiaries to, have duly authorized, executed and delivered a valid and effective grant of security in favor of the Collateral Agent of all of their respective present and future interest in and benefits under the Collateral in accordance with the Collateral and Guaranty Requirements, which grant shall be prior to all Liens (other than Permitted Liens) other than Liens with respect to the 2008 Credit Agreement and the 2010 Credit Agreement, pursuant to the Intercreditor Agreement and the Secondary Intercreditor Agreement, and satisfied all other requirements thereunder with respect to each Mortgaged Vessel or Lenders shall have waived such requirements (other than the Specified Requirements) and/or conditioned such waiver on the satisfaction of such requirements within a specified period of time.

(b)           The Administrative Agent and the Lenders shall have received a copy of the duly authorized and executed Intercreditor Agreements, which Intercreditor Agreements shall be in form and substance reasonably satisfactory to the Lenders and shall be in full force and effect in accordance with its terms.

SECTION 6 - INTENTIONALLY OMITTED.

SECTION 7 - REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  In order to induce the Administrative Agent to enter into this Agreement and the Lenders to enter into this Agreement and to make the Loans, the Parent, Arlington and Borrower make the following representations, warranties and agreements, on the date hereof and on the Closing Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans:

7.01         Corporate/Limited Liability Company/Limited Partnership Status.  Each Credit Party (i) is a duly organized and validly existing corporation, limited liability company, limited company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02         Corporate Power and Authority.  Each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Documents.  Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).  In addition, (i) the board of directors of the Parent (the “Board of Directors”) (a) has the corporate and other applicable power to authorize the appointment of an independent committee of the Board of Directors  (the “Independent Committee”) for the purposes of approving the transactions contemplated by the Credit Documents and (b) has taken all necessary corporate and other applicable action to (I) approve the appointment of the Independent Committee and (II) appoint the Independent Committee and (ii) the Independent Committee (a) has the corporate and other applicable power to authorize and approve the Credit Documents to which the Parent is a party, the execution and delivery by the Parent of such Credit Documents to which the Parent is a party, and the performance by the Parent of its obligations thereunder and (b) has unanimously determined that each of the transactions contemplated by the Credit Documents is in the best interests of the Parent and its shareholders and authorized and approved the Credit Documents to which the Parent is a party, the execution and delivery by the Parent of such Credit Documents to which the Parent is a party, and the performance by the Parent of its obligations thereunder.

7.03         No Violation.  Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, judgment, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Parent or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Parent or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject, or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Parent or any of its Subsidiaries.

7.04         Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or in the case of any filings or recordings in respect of the Security Documents (other than the Vessel Mortgages), will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Document to which it is a party.

7.05         Financial Statements; Financial Condition; Undisclosed Liabilities.  (a) The audited consolidated balance sheets of the Parent as at December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by, in the case of the annual financial statements, an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Parent as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Neither the Parent nor any of its Subsidiaries has any material guarantee obligations, contingent liabilities or liabilities for Taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected).

(b)           Except as fully disclosed in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a), there are no liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Parent and its Subsidiaries taken as a whole.  None of the Credit Parties knows of any basis for the assertion against it of any material liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the financial statements and the notes related thereto delivered to the Lender.

(c)           Since December 31, 2010, there have been no events, circumstances, developments or other changes in facts that would, individually or in the aggregate, or could reasonably be expected to have, a Material Adverse Effect on the Parent and its Subsidiaries, taken as a whole.

(d)           The projections delivered by the Parent to the Lenders prior to the Closing Date have been prepared in good faith and are based on GAAP and reasonable assumptions, and there are no statements or conclusions in such Projections which are based upon or include information known to the Parent on the Closing Date to be misleading in any material respect or which fail to take into account material information known to the Parent on the Closing Date regarding the matters reported therein.  On the Closing Date, the Parent believes that such projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the projections may differ from the projected results included in such projections, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole.

7.06         Litigation.  There are no actions, suits, investigations (conducted by any governmental or other regulatory body of competent jurisdiction) or proceedings pending or, to the knowledge of the Parent, Arlington or the Borrowers threatened against any Credit Party that could reasonably be expected to have a Material Adverse Effect.

7.07         True and Complete Disclosure.  (a) All factual information, taken individually or as a whole, furnished by or on behalf of the Parent, Arlington or the Borrower, in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents and any financial statement) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information, taken individually or as a whole, hereafter furnished by or on behalf of the Parent, Arlington or Borrower, in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading.  All projections that are part of such information (including those set forth in any projections delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it is recognized by each Lender and the Administrative Agent that such projections and determinations provided by the Parent or Borrower, although reflecting the Parent’s or Borrower’s good faith projections and determinations, are not to be viewed as facts and that actual results covered by any such determination may differ from the projected results.

(b)           The Parent has provided to each Lender a true and correct copy of each agreement, document or other instrument or information (including a true, correct and complete description of any event, circumstance or arrangement) that would be required by Item 601 of Reg. S-K to be included as an exhibit to the Parent’s Annual Report on Form 10-K for the year ended December 31, 2010 or that would be required to be filed by the Parent on Form 8-K, in each case except as included in the Filed SEC Documents (with respect to any such matters arising prior to the date of this Agreement) or in the SEC Documents filed after the date hereof and no later than five (5) Business Days prior to the Closing Date (with respect to any such matters arising after the date of this Agreement), in each case including any and all amendments, supplements and modifications thereto, regardless of whether any such amendments, supplements or modifications would be required to be filed in any SEC Document.

7.08         Use of Proceeds; Margin Regulations.  (a) All proceeds of the Loans may be used only to pay down the 2008 Credit Agreement in accordance with Section 5.13, pay down the 2010 Credit Agreement in accordance with Section 5.13, pay fees incurred in connection with the 2010 Credit Agreement and an amount not to exceed the amount of the payment by the Borrower on April 26, 2011 under the 2008 Credit Agreement to be used for working capital purposes by the Borrower and the Guarantors in light of the making of that payment from working capital before the Closing Date.

(b)           No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the Margin Regulations except to purchase or carry or extend credit for the purpose of purchasing or carrying such Margin Stock as may be permitted hereunder to be purchased or carried.

7.09         Tax Returns and Payments.  The Parent and each of its Subsidiaries has timely filed all U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Parent and/or any of its Subsidiaries (the “Returns”).  The Returns accurately reflect in all material respects all liability for taxes of the Parent and its Subsidiaries as a whole for the periods covered thereby.  The Parent and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in accordance with GAAP) for the payment of, all taxes shown as due on the Returns and all other material U.S. federal, state and non-U.S. taxes payable by them.  All taxes required to have been withheld or collected by the Parent or any of its Subsidiaries from amounts paid or owing to any employee, shareholder, member, creditor or other third party have been duly withheld or collected and have been paid over to the applicable taxing authority.  There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Parent or any of its Subsidiaries.  Neither the Parent nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Parent or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.  Neither the Parent nor any of its Subsidiaries (i) has engaged in any “listed transaction” within the meaning of Section 6011 of the Code or (ii) has any actual or potential liability for the taxes of any Person (other than the Parent or any of its present or former Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, foreign or provincial law).

7.10         Compliance with ERISA.  (a) Schedule VII sets forth, as of the Closing Date, each Plan; with respect to each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), there has been no failure to be in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, that could reasonably be expected to give rise to a Material Adverse Effect; each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter (or an opinion letter) from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in an amount material to Borrower’s operation; no Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy minimum funding standards, or has applied for or received a waiver of the minimum funding standards or an extension of any amortization period, within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA; with respect to each Plan (other than a Multiemployer Plan) its actuary has certified that such Plan is not an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule VII); neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Parent or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Parent or any of its Subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Parent and its Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; neither the Borrower nor any of its Subsidiaries nor any ERISA Affiliate has received any notice that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Parent, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Parent or any of its Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and the Parent and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(b)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made.  Neither the Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

7.11         The Security Documents.  After the execution and delivery thereof and upon the taking of the actions mentioned in the second immediately succeeding sentence, each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject to no other Liens except for Permitted Liens and subject to the terms of the Intercreditor Agreements.  No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to the tenth day after the Closing Date in the case of all Collateral.

7.12         Capitalization.

(a)           As of the Closing Date and after giving effect to the conditions precedent related thereto (and except as otherwise contemplated by the proxy statement currently on file with the SEC) the authorized capital stock of the Parent shall consist of 140,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Parent (“Preferred Stock”).  As of the date hereof, 116,039,252 (after giving effect to the transactions contemplated hereby) shares of common stock, and zero (0) shares of Preferred Stock, shall be issued and outstanding.

(b)           Except as set forth in Schedule X, as of the date hereof, there are (i) no other shares of capital stock or other Equity Interests or voting securities of the Parent, (ii) no securities of the Parent convertible into or exchangeable for capital stock or other Equity Interests or voting securities of the Parent, (iii) no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts or commitments that could require the Parent to issue, sell or otherwise cause to become outstanding any of its Equity Interests and (iv) no stock appreciation, phantom stock, profit participation or similar rights with respect to the Parent or any repurchase, redemption or other obligation to acquire for value any capital stock of the Parent.

(c)           All outstanding shares of the Parent’s capital stock are duly authorized, validly issued, fully paid and nonassessable and (except as set forth in Schedule IX) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporations Act of the Republic of the Marshall Islands 1990, the articles of incorporation of the Parent, the bylaws of the Parent or any agreement to which the Parent is a party or otherwise bound.  None of the shares of the capital stock of the Parent have been issued in violation of any securities laws.  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Parent.

7.13         Subsidiaries.  The Parent has no Subsidiaries other than those Subsidiaries listed on Schedule VIII (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof).  All outstanding capital stock, membership interests, partnership interests, units or other form of equity, of each class outstanding, of each of the Subsidiaries listed on Schedule VIII has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of the Parent, is owned beneficially and of record by a Credit Party free and clear of all Liens other than the security interests created by the Documents and the Senior Credit Facilities and Permitted Liens.

7.14         Compliance with Statutes, etc.  The Parent and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15         Investment Company Act.  Neither the Parent, nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.16         Solvency.  After giving effect to (a) the Loans, (b) the consummation of each of the transactions contemplated herein and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole, and Borrowers, Arlington and the Subsidiary Guarantors together, are solvent.

7.17         Pollution and Other Regulations.  (a) Each of the Parent and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Parent nor any of its Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing except for such penalties, fines or forfeitures that are not reasonably likely to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the business of the Parent and each of its Subsidiaries, as conducted as of the date hereof, under any Environmental Law have been secured and the Parent and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Parent or such Subsidiary is a party or which would affect the ability of the Parent or such Subsidiary to operate any Vessel, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each case, such noncompliance, breaches or defaults as are not likely to, individually or in the aggregate, have a Material Adverse Effect.  There are no Environmental Claims pending or, to the knowledge of the Parent, Arlington or the Borrowers, threatened, against the Parent or any of its Subsidiaries in respect of which an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Vessel, Real Property or other facility owned or operated by the Parent or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any Vessel, Real Property or other facility owned by the Parent or any of its Subsidiaries, or (ii) to cause such Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(b)           Hazardous Materials have not, at any time prior to the date of this Agreement or the Closing Date, been (i) generated, used, treated or stored on, or transported to or from, any Vessel, Real Property or other facility at any time owned or operated by the Parent or any of its Subsidiaries or (ii) released on or from any such Vessel, Real Property or other facility, in each case where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

7.18         Labor Relations.  Neither the Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Parent or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19         Patents, Licenses, Franchises and Formulas.  The Parent and each of its Subsidiaries owns or has the right to use, and has the right to enforce and prevent any third party from using, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

7.20         Indebtedness.  Schedule V sets forth a true and complete list of all Indebtedness, other than Indebtedness under the Senior Debt Documents, of the Parent and its

Subsidiaries and which is to remain outstanding after the Closing Date (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of borrower and any other entity which directly or indirectly guarantees such debt.

7.21         Insurance.  Schedule VI sets forth a true and complete listing of all insurance maintained by each Credit Party on the Closing Date, with the amounts insured (and any deductibles) set forth therein (the “Required Insurance”).

7.22         Concerning the Vessels.  The name, registered owner (which shall be a Subsidiary Guarantor), official number, and jurisdiction of registration and flag (which shall be in an Acceptable Flag Jurisdiction) of each Mortgaged Vessel is set forth on Schedule III.  Each Mortgaged Vessel is and will be operated in compliance with all applicable law, rules and regulations, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.23         Citizenship.  The Parent, Borrower and each other Credit Party which owns or operates, or will own or operate, one or more Vessels is, or will be, qualified to own and operate such Vessels under the laws of the Republic of the Marshall Islands and the Republic of Liberia, as may be applicable, or such other jurisdiction in which any such Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective Vessel Mortgages.

7.24         Mortgaged Vessel Classification; Flag.  Each Mortgaged Vessel is (i) or will be, classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Lenders, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Vessel Mortgage and (ii) flagged in an Acceptable Flag Jurisdiction.

7.25         No Immunity.  The Parent does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.  The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

7.26         Fees and Enforcement.  No fees or Taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes and, if applicable, the payment of stamp tax in Singapore with respect of this Agreement which have been, or will be, paid by the Parent or its Subsidiaries as and to the extent due.  Under the laws of the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other Acceptable Flag Jurisdiction), as applicable, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit

Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

7.27         Form of Documentation.  As of March 29, 2011, the Investment Agreement and the Side Letter, and, as of the Closing Date, the Credit Documents and the Registration Rights Agreement, are in proper legal form under the laws of the United States of America, the Bahamas, the Republic of Malta, the United Kingdom, the Republic of the Marshall Islands, Britain, Bermuda or the Republic of Liberia (or any other Acceptable Flag Jurisdiction), as applicable, for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the United States of America, the Republic of the Marshall Islands, the United Kingdom, the Bahamas, the Republic of Malta, the Republic of Liberia or Bermuda (or any other Acceptable Flag Jurisdiction), as applicable, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the United States of America, the Bahamas, the Republic of Malta, the United Kingdom. the Republic of the Marshall Islands, Bermuda or the Republic of Liberia (or any other Acceptable Flag Jurisdiction), or notarized or executed under seal, or physically executed in any such jurisdiction, except as have been made, or will be made, in accordance with Section 5.

7.28         PATRIOT Act.  No Credit Party (and, to the knowledge of each Credit Party, no joint venture or Subsidiary thereof) is in violation of any United States law relating to terrorism, sanctions or money laundering, including the United States Executive Order No. 13224 on Terrorist Financing and the PATRIOT Act.

7.29         Certain Business Practices.  To the knowledge of the Parent, neither the Parent nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

7.30         Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Jefferies & Company and Allen & Co., the fees and expenses of which will be paid by the Credit Parties, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of the Credit Parties.  Either of the Parent or Borrower has provided each Lender with a true and correct schedule setting forth the maximum aggregate fees (including the Parent’s or Borrower’s good faith estimate of reimbursement for expenses) that may become payable to Jefferies & Company and Allen & Co. pursuant to any engagement or fee letters between any Credit Party and Jefferies & Company and Allen & Co. with respect to the transactions contemplated herein.

7.31         Money Laundering. (a)  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading and Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           None of the Credit Parties nor, to the best knowledge of the Parent, Arlington and the Borrowers after due inquiry, any Affiliate of any Credit Party, is, or will be after consummation of the Transaction and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof.

SECTION 8 - AFFIRMATIVE COVENANTS.  Each of the Parent, Arlington and Borrower hereby covenants and agrees that on and after the Closing Date and until the Loans, together with interest, and all other obligations incurred hereunder and thereunder, are paid in full:

8.01         Information Covenants.  The Parent will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:

(a)           Quarterly Financial Statements.  Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the senior financial officer of the Parent, subject to normal year-end audit adjustments and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.

(b)           Annual Financial Statements.  Within 90 days after the close of each fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default pursuant to the Financial Covenants, inclusive, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)           Appraisal Reports.  Together with delivery of the financial statements described in (x) Section 8.01(a) required in connection with the second fiscal quarter of each fiscal year and (y) Section 8.01(b) for each fiscal year, and at any other time within 33 days of the written request of the Administrative Agent (acting at the written direction of the Required Lenders), appraisal reports dated within 30 days prior to the date of delivery of such compliance certificate or such request, as applicable, in form and substance reasonably satisfactory to the Required Lenders and from two Approved Appraisers, stating the then current Fair Market Value of each of the Mortgaged Vessels.  All such appraisals shall be conducted by, and made at the expense of, the Parent (it being understood that the Administrative Agent may and, at the request of the Required Lenders, shall, upon notice to the Parent, obtain such appraisals and that the cost of all such appraisals will be for the account of the Parent); provided that, unless an Event of Default shall then be continuing, in no event shall the Parent be required to pay for more than three appraisal reports obtained pursuant to this Section 8.01(c) in any single fiscal year of the Parent, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.

(d)           Projections, Budget, etc.  As soon as available but not more than 45 days after the commencement of each fiscal year of the Parent beginning with its fiscal year commencing on January 1, 2012, (i) a budget of the Parent and its Subsidiaries in reasonable detail for each of the twelve months and four fiscal quarters of such fiscal year and (ii) the Projections referred to in Section 7.05(d) in reasonable detail for the subsequent three fiscal years including the fiscal year in which such Projections are being delivered.  It is recognized by each Lender and the Administrative Agent that such projections and determinations provided by the Parent, although reflecting the Parent’s good faith projections and determinations, are not to be viewed as facts and that actual results covered by any such determination may differ from the projected results.

(e)           Officer’s Compliance Certificates.  (i) At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of the senior financial officer of the Parent substantially in the form of Exhibit M to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall, (A) set forth the calculations required to establish whether the Parent was in compliance with the Financial Covenants, at the end of such fiscal quarter or year, as the case may be and (B) certify that there have been no changes to any of Schedule VIII and Annexes A through F of the Pledge Agreement or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e)(i), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (B), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Parent and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(ii)           At the time of a Collateral Disposition or Vessel Exchange in respect of any Mortgaged Vessel, a certificate of a senior financial officer of the Parent which certificate shall (x) certify on behalf of the Parent the last appraisal report received pursuant to Section 8.01(c) determining the Aggregate Mortgaged Vessel Value after giving effect to such disposition or exchange, as the case may be, and/or showing the individual Fair Market Value of all Mortgaged Vessels owned by the Subsidiary Guarantors which have not been sold, transferred, lost or otherwise disposed of at such time and (y) set forth the calculations required to establish whether the Parent is in compliance with the provisions of Section 9.09 after giving effect to such disposition or exchange, as the case may be.

(f)            Notice of Default, Litigation or Event of Loss.  Promptly, and in any event within three Business Days after the Parent obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Parent proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened in writing against the Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or any Document and (iii) any Event of Loss in respect of any Mortgaged Vessel.

(g)           Other Reports and Filings.  Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Parent or any of its Subsidiaries shall file with the SEC (or any successor thereto) or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

(h)           Material Breach; Senior Debt Documents. Promptly upon, and in any event within five Business Days after, without duplication of any other reporting requirements herein, receipt of any notices of default, financial reporting, collateral reporting and other material correspondence with the holders of Indebtedness under the Senior Debt Documents, and copies of all proposed and effectuated additions, amendments, restatements, supplements or other modifications in respect of the Senior Debt Documents.

(i)            Environmental Matters.  Promptly upon, and in any event within five Business Days after, the Parent obtains knowledge thereof, written notice of any of the following environmental matters occurring after the date hereof, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)            any Environmental Claim pending or threatened in writing against the Parent or any of its Subsidiaries or any Mortgaged Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries;

(ii)           any condition or occurrence on or arising from any Mortgaged Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that (a) results in noncompliance by the Parent or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an

Environmental Claim against the Parent or any of its Subsidiaries or any such Vessel or property;

(iii)          any condition or occurrence on any Mortgaged Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that could reasonably be expected to cause such Mortgaged Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Parent or such Subsidiary of such Mortgaged Vessel or property under any Environmental Law; and

(iv)          the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Mortgaged Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Parent shall deliver to the Administrative Agent all material notices received by the Parent or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Parent’s or such Subsidiary’s response thereto.  In addition, the Parent will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(i), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

(j)            Management Letters.  Promptly after Parent’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(k)           Cash Flow Projections.  On the first Business Day of each calendar month after the Closing Date to and including the later of (x) the later of (1) the reduction of the amortization shortfall amount under the 2008 Credit Agreement to zero and (2) the second anniversary of the Closing Date and (y) the date on which the Total Leverage Ratio shall be no greater than .60 to 1.00 for the most recently added Test Period for which financial statements are due under Section 8.01(a) or (b), cash flow projections for the Parent and its Subsidiaries (the “Cash Flow Projection”) for the 13-week period beginning on the Business Day on which such Cash Flow Projections are due, which Cash Flow Projections shall (i) be based on information available, and projections made, as of the last Business Day of the immediately preceding calendar month and (ii) include a variance report describing in reasonable detail the variance(s) in actual cash flow from projected cash flow for the month ended on such Business Day.

(l)            Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Parent or its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in writing.

8.02         Books, Records and Inspections.  The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business.  The Parent will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Parent or any of its Subsidiaries, any of the properties of the Parent or its Subsidiaries, and to examine the books of account of the Parent or such Subsidiaries and discuss the affairs, finances and accounts of the Parent or such Subsidiaries with, and be advised as to the same by, its and their officers and, in the presence of the Parent, independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request; provided that, unless an Event of Default exists and is continuing at such time, the Administrative Agent and the Lenders shall not be entitled to request more than two such visitations and/or examinations in any fiscal year of the Parent.

8.03         Maintenance of Property; Insurance.  The Parent will, and will cause Borrower, Arlington and each Subsidiary Guarantor to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Mortgaged Vessels in at least such amounts and against at least such risks as are in accordance with (a) normal industry practice for similarly situated insureds and (b) the requirements set forth in Section 8.06 and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried.  In addition to the requirements of the immediately preceding sentence, the Parent will at all times cause the Required Insurance to (x) be maintained on the Mortgaged Vessels (with the same scope of coverage as that described in Schedule VI) at levels which are at least as great as the respective amount described on Schedule VI or (y) comply with the insurance requirements of the Vessel Mortgages.

8.04         Corporate Franchises.  The Parent will, and will cause Borrower, Arlington and each Subsidiary Guarantor to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business except any which could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving the Parent or any of its Subsidiaries which are permitted in accordance with Section 9.02, (ii) Arlington or any Subsidiary Guarantor from changing the jurisdiction of its organization to the extent permitted by Section 9.12.

8.05         Compliance with Statutes, etc.  The Parent will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06         Compliance with Environmental Laws.  (a) The Parent will, and will cause Arlington, Borrower and each Subsidiary Guarantor to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Mortgaged Vessel or property now or hereafter owned or operated by the Parent or Borrower, Arlington or any Subsidiary Guarantor, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Mortgaged Vessels or property free and clear of any Liens imposed pursuant to such Environmental Laws, in each of the foregoing cases, except to the extent any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Parent, Borrower, Arlington nor any Subsidiary Guarantor will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Mortgaged Vessel or property now or hereafter owned or operated or occupied by the Parent, Borrower, Arlington or any Subsidiary Guarantor, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses or except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Parent will, and will cause Borrower, Arlington and each Subsidiary Guarantor, to maintain insurance on the Mortgaged Vessels in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.

(b)           At the written request of the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Parent or the Borrower will provide, at Borrower’s sole cost and expense, an environmental assessment of any Mortgaged Vessel by such Mortgaged Vessel’s classification society (to the extent such classification society is listed on Schedule X hereto) or another internationally recognized classification society acceptable to the Required Lenders.  If said classification society, in its assessment, indicates that such Mortgaged Vessel is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default, (ii) the Required Lenders reasonably and in good faith believe that the Parent, Borrower, Arlington or any Subsidiary Guarantor or any such Mortgaged Vessel is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Parent, Borrower, Arlington or any Subsidiary Guarantor or any such Mortgaged Vessel.  If the Parent or the Borrower fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same and the Parent shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Mortgaged Vessel and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the Parent or the Borrower’s expense.

8.07         ERISA.  As soon as reasonably possible and, in any event, within ten (10) days after the Parent or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Parent will deliver to the Administrative

Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Parent setting forth the full details as to such occurrence and the action, if any, that the Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:  that a Reportable Event has occurred (except to the extent that the Parent has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that a failure to satisfy minimum funding requirements, within the meaning of Section 412 of the Code or Section 302 of ERISA, has occurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to a Plan; that the actuary of a Plan (other than a Multiemployer Plan) has or will certify that the Plan is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made and such failure could result in a material liability for the Parent or any of its Subsidiaries; that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA with a material amount of unfunded benefit liabilities; that a Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) has a material Unfunded Current Liability; that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Plan; that the Parent, any of its Subsidiaries or any ERISA Affiliate will or may reasonably expect to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 436(f), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Parent, or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  Upon request, the Parent will deliver to the Administrative Agent with sufficient copies to the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any notices received by the Parent, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan with respect to any circumstances or event that could reasonably be expected to result in a material liability shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Parent, such Subsidiary or such ERISA Affiliate, as applicable.

8.08         End of Fiscal Years; Fiscal Quarters.  The Parent shall cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.09         Performance of Obligations.  The Parent will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument (including, without limitation, the Documents) by which it is bound, except to the extent waived by the parties thereto and except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10         Payment of Taxes.  The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.01(a), provided that neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.11         Intentionally Omitted.

8.12         Further Assurances.  (a) The Parent will, and will cause each of its Subsidiaries to, cause each Collateral and Guaranty Requirement to be satisfied at all times.

(b)           The Parent, Borrower, and each other Credit Party, each agree that at any time and from time to time, at the expense of the Parent or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent or the Lenders may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Without limiting the generality of the foregoing, the Parent will, and will cause each Credit Party to, execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Vessel Mortgages (including any amendments required to maintain Liens granted by such Vessel Mortgages pursuant to the effectiveness of this Agreement), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent or the Lenders may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents (including, without limitation, the consent of the Bermuda Monetary Authority for the grant of a charge over shares of any Bermuda registered Subsidiary Guarantor if at any time the Administrative Agent and/or Collateral Agent resigns and is replaced by another Administrative Agent and/or Collateral Agent (“Replacement Agent”) and the Bermuda Monetary Authority requires such consent in connection with the engagement of the Replacement Agent; provided that, such consent shall be received prior to the Administrative Agent and/or Collateral Agent resigning and being replaced by the Replacement Agent).

(c)           Each Credit Party hereby authorize the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of the Parent or any other Credit Party, where permitted by law.  The Collateral Agent will promptly send the Parent and Borrower a copy of any financing or continuation statements which it may file without the signature of the Parent, Borrower or any other Credit Party and the filing or recordation information with respect thereto.

(d)           If at any time any Subsidiary of the Parent owns a Mortgaged Vessel or owns, directly or indirectly, an interest in any Subsidiary which owns a Mortgaged Vessel and such Subsidiary has not otherwise satisfied the Collateral and Guaranty Requirements, the Parent will cause such Subsidiary (and any Subsidiary which directly or indirectly owns the Equity Interests of such Subsidiary to the extent not a Credit Party) to satisfy the Collateral and Guaranty Requirements with respect to each relevant Mortgaged Vessel as such Subsidiary would have been required to satisfy pursuant to Sections 5 of this Agreement had such Subsidiary been a Credit Party on the Closing Date.

8.13         Deposit of Earnings.  Each Credit Party shall cause the earnings derived from each of the respective Mortgaged Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into one or more of the Concentration Accounts maintained for such Credit Party from time to time.  Without limiting any Credit Party’s obligations in respect of this Section 8.13, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the Concentration Accounts, it shall promptly deposit all such proceeds into one of the Concentration Accounts maintained for such Credit Party from time to time.

8.14         Ownership of Subsidiaries.  (a) Other than “director qualifying shares”, the Parent shall at all times directly or indirectly own 100% of the Equity Interests of Borrowers, Arlington and each of the Subsidiary Guarantors.

(b)           The Parent shall cause each Subsidiary Guarantor to at all times be directly owned by one or more Credit Parties, subject to Section 9.02.

(c)           The Parent will cause each Mortgaged Vessel to be owned at all times by a single Subsidiary Guarantor that owns no other Mortgaged Vessels.

8.15               Flag of Mortgaged Vessels; Citizenship; Mortgaged Vessel Classifications.  (a)  The Parent shall, and shall cause each Subsidiary Guarantor which owns a Mortgaged Vessel, to cause each Mortgaged Vessel to be registered under the laws and flag of (t) the Bahamas, (u) the Republic of Malta, (v) the Republic of Liberia, (w) the Republic of the Marshall Islands, (x) Bermuda, (y) the United Kingdom or (z) such other jurisdiction as is acceptable to the Collateral Agent and Required Lenders (each jurisdiction in clauses (t) through and including (z), an “Acceptable Flag Jurisdiction”).  Notwithstanding the foregoing, any Credit Party may transfer a Mortgaged Vessel to another Acceptable Flag Jurisdiction pursuant to a Flag Jurisdiction Transfer.

(b)           The Parent will, and will cause each Subsidiary Guarantor which owns or operates a Mortgaged Vessel to, cause each Mortgaged Vessel to be classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X or another internationally recognized classification society acceptable to the Required Lenders, free of any material conditions or recommendations.

8.16         Guarantees; Additional Collateral.  The Parent will cause each of its Subsidiaries that guarantees the Senior Credit Facilities and each of its Subsidiaries that is a “Restricted Subsidiary” under and as defined in the Senior Unsecured Note Indenture to guarantee the Obligations, provided that such guarantees may be delivered within 90 days of the date that such Restricted Subsidiary is required to be a guarantor of the Senior Unsecured Note Indenture and, provided further that, no “Restricted Subsidiary” under and as defined in the Senior Unsecured Note Indenture that owns assets in an amount less than $20,000 shall be required to become a Subsidiary Guarantor hereunder.  The Parent will, and will cause each of its Subsidiaries, to grant Liens on unencumbered assets in favor of the Collateral Agent for the benefit of the Lenders if Parent and such Subsidiaries grant Liens on such unencumbered assets in favor of the agents and lenders under the Senior Credit Facilities.

8.17         Lenders Meetings.  The Credit Parties will, upon the request of Required Lenders, participate in a meeting of Lenders once during each Fiscal Year to be held at Parent’s corporate offices (or at such other location (including telephonically) as may be agreed to by Parent and Required Lenders) at such time as may be agreed to by Parent and Required Lenders; provided that no Credit Party shall be obligated to reimburse any expenses of any Lender relating to such Lender’s attendance of such meeting.

8.18         Consent of the Bermuda Monetary Authority.  Within 60 days from the Closing Date, the relevant Credit Party shall have received the consent of the Bermuda Monetary Authority for the grant of a charge over shares of any Bermuda registered Subsidiary Guarantor.

SECTION 9 - NEGATIVE COVENANTS.  Each of the Parent and Borrower hereby covenants and agrees that on and after the Closing Date and until the Loans, together with interest, and all other obligations (other than contingent obligations) incurred hereunder or thereunder, are paid in full:

9.01         Liens.  The Parent and Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral, whether now owned or hereafter acquired, or sell any such Collateral subject to an understanding or agreement, contingent or otherwise, to repurchase such Collateral (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)           inchoate Liens for Taxes not yet due and payable or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b)           Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Collateral and do not materially impair the use thereof in the operation of the business of the Parent or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Collateral subject to any such Lien;

(c)           Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule IV, without giving effect to any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Closing Date, less any repayments of principal thereof;

(d)           Permitted Encumbrances;

(e)           Liens created pursuant to the Security Documents;

(f)            Liens arising out of judgments, awards, decrees or attachments with respect to which the Parent or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 10.09;

(g)           Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, Liens to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate value of all cash and property at any time encumbered pursuant to this clause (g) shall not exceed $5,000,000;

(h)           Liens in respect of seamen’s wages which are not past due and other maritime Liens for amounts not past due arising in the ordinary course of business and not yet required to be removed or discharged under the terms of the respective Vessel Mortgages;

(i)            Liens securing the Senior Credit Facilities and subject to the Intercreditor Agreements; and

(j)            Liens securing Interest Rate Protection Agreements or Other Hedging Agreement, in each case, entered into in the ordinary course of business and consistent with past practices.

In connection with the granting of Liens described above in this Section 9.01 by the Parent or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions requested by the Borrowers in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens) without the consent of any Lender.

9.02         Consolidation, Merger, Sale of Assets, etc.  The Parent, Arlington and Borrower will not, and will not permit any of their Subsidiaries to wind up, liquidate or dissolve its affairs or enter into any transaction of merger, consolidation or amalgamation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its assets or any of the Collateral, or enter into any sale-leaseback transactions involving any of the Collateral (or agree to do so at any future time), except that:

(a)           the Parent, Arlington, Borrower and each of their Subsidiaries may sell, lease or otherwise dispose of any Mortgaged Vessels, provided that, unless otherwise consented to by the Required Lenders, (x)(A) such sale is made at Fair Market Value (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent and the Lenders (or obtained by the Administrative Agent or the Lenders) pursuant to Section 8.01(c) or delivered at the time of such sale to the Administrative Agent by the Parent), (B) 100% of the consideration in respect of such sale shall consist of cash or Cash Equivalents (unless the Mortgaged Vessel is being sold to the Parent or a Subsidiary of the Parent, in which case the sale shall consist of cash only) received by Borrower or the Subsidiary Guarantor which owned such Mortgaged Vessel, on the date of consummation of such sale, lease or other disposition, (C) the Net Cash Proceeds of such sale, lease or other disposition shall be applied as required by Section 4.02, or (y) so long as no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) and so long as all representations and warranties made by the Parent and Borrower pursuant to Section 7 of this Agreement are true and correct both before and after any such exchange, such Mortgaged Vessel is exchanged for an Acceptable Replacement Vessel pursuant to a Vessel Exchange; provided, further, that in the case of both clauses (x) and (y) above, the Parent shall have delivered to the Administrative Agent (I) an officer’s certificate, certified by the senior financial officer of the Parent, demonstrating on pro forma compliance (giving effect to such Collateral Disposition and, in the case of calculations involving the appraised value of Mortgaged Vessels, using valuations consistent with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent) pursuant to Section 8.01(c)) compliance with each of the Financial

Covenants for which financial statements under Section 8.01(a) or 8.01(b) are due, for the most recently ended Test Period, provided that, with respect to any Test Period ending on December 31, the Parent shall deliver unaudited financial statements as at the end of such Test Period at the time of such sale but only if such sale occurs more than 45 days (and less than 90 days) after the end of such Test Period (or at the time of such sale, as applicable) setting forth the calculations required to make such determination in reasonable detail and (II) at least five Business Days (or such other period as shall be agreed by the Parent and the Required Lenders) prior written notice of the proposed sale, lease or other disposition of a Mortgaged Vessel, which notice shall set forth the expected closing date of such sale, lease or other disposition and the date of the corresponding repayment of Loans and/or reduction of Commitments;

(b)           the Parent and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(c)           (x) Borrower, Arlington and any Subsidiary Guarantor may transfer assets or lease to or acquire or lease assets from Borrower, Arlington or any other Subsidiary Guarantor, or any Subsidiary Guarantor may be merged into Borrower, Arlington or any other Subsidiary Guarantor,  provided that Borrower, Arlington or such Subsidiary Guarantor, as the case may be, will be a successor in interest to all rights, titles and interest of such merged Subsidiary Guarantor and, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent and (y) any other Subsidiary of the Parent may transfer assets or lease to or acquire or lease assets from any other Subsidiary of the Parent, or any other Subsidiary of the Parent (other than the Borrowers, Arlington and any Subsidiary Guarantor) may be merged into any other Subsidiary of the Parent, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any Collateral held by any Person involved in any such transaction are taken; and

(d)           following a Collateral Disposition permitted by this Agreement, the Subsidiary Guarantor which owned the Mortgaged Vessel that is the subject of such Collateral Disposition may dissolve, provided, that (x) all Net Cash Proceeds from such Collateral Disposition shall have been applied to pay outstanding principal amounts under the applicable Senior Credit Facility and thereafter as required in Section 4.02 of this Agreement, (y) all of the proceeds of such dissolution shall be paid only to a Credit Party and (z) no Default or Event of Default is continuing unremedied at the time of such dissolution.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing; provided that if such Collateral is sold to the Parent or a Subsidiary of the Parent, the Liens created by the Security Documents shall not be released unless both (x) such sale is in accordance with Section 9.02 and (y) the Liens on such Collateral created by the Senior Credit Facilities Documents are released.  Notwithstanding anything to the contrary contained above, the foregoing covenant shall not be violated as a result of sales of Margin Stock for cash at fair market value (as determined in good faith by Parent at the time of the respective sale).

9.03         Shareholder Payments.  The Parent shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Shareholder Payments with respect to the Parent or any of its Subsidiaries, except that:

(a)           (x) any Wholly-Owned Subsidiary of the Parent may pay Dividends to the Parent or any Wholly-Owned Subsidiary of the Parent, (y) any Subsidiary Guarantor may pay Dividends to the Borrower or any Subsidiary Guarantor and (z) if the respective Subsidiary is not a Wholly-Owned Subsidiary of the Parent, such Subsidiary may pay Dividends to its shareholders generally so long as the Parent and/or its respective Subsidiaries which own Equity Interests in the Subsidiary paying such Dividends receive at least their proportionate share thereof (based upon their relative holdings of the Equity Interests in the Subsidiary paying such cash Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(b)           so long as no Default or Event of Default (both before and after giving effect to the payment thereof) has occurred and is continuing, the Parent may repurchase its outstanding Equity Interests (or options to purchase such equity) theretofore held by its or any of its Subsidiaries’ employees, officers or directors following the death, disability, retirement or termination of employment of employees, officers or directors of the Parent or any of its Subsidiaries, provided that the aggregate amount expended to so repurchase equity of the Parent shall not exceed $2,000,000 in any fiscal year of the Parent; and

(c)           after the later of (x) the reduction of the amortization shortfall amount under the 2008 Credit Agreement to zero and (y) the second anniversary of the Closing Date, the Parent may make Shareholder Payments provided that for Dividends paid pursuant to this clause (c):

(i)            no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) at the time of declaration of such Dividends;

(ii)           no Significant Default has occurred and is continuing (or would arise after giving effect thereto) at the time of payment of such Dividends;

(iii)          if dividends, such Dividends in respect of a fiscal quarter shall only be paid, and if a share repurchase, such repurchase in respect of a fiscal quarter shall only be made, in each case, after the date of delivery of quarterly or annual financial statements for such fiscal quarter, pursuant to Sections 8.01(a) and 8.02(b), as the case may be, and on or prior to 45 days after the immediately succeeding fiscal quarter;

(iv)          the aggregate amount of cash Dividends paid after the later of (x) the reduction of the amortization shortfall amount under the 2008 Credit Agreement to zero and (y) the second anniversary of the Closing Date does not exceed 50% of the Parent’s Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2013 and ending on the last day of the last fiscal quarter for which financial statements have been provided to the Lenders pursuant to Section 8.01(a) or 8.01(b) plus the Available Equity Proceeds Amount; less the aggregate amount of Investments made pursuant to Section 9.05(k) since the later of (x) the reduction of the amortization shortfall amount under the 2008 Credit Agreement to zero and (y) the second anniversary of the Closing Date;

(v)           the Total Leverage Ratio on a pro forma basis after giving effect to the payment of such Dividend should be no greater than 0.60 : 1.00 for the most recently ended Test Period for which financial statements are due under Section 8.01(a) or 8.01(b); and

(vi)          on or prior to the payment of such Dividends, the Parent shall deliver to the Administrative Agent an officer’s certificate signed by the chief financial officer of the Parent, certifying that the requirements set forth in clauses (i) through (v) are satisfied.

For the avoidance of doubt, nothing herein shall prohibit the Parent from issuing or distributing to its shareholders rights to acquire common stock or Qualified Preferred Stock or redeeming any such rights.

9.04         Indebtedness.  The Parent and Borrower will not, and will not permit any of their Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness incurred pursuant to (i) this Agreement and the other Credit Documents, (ii) the 2010 Credit Agreement and the Senior Credit Facilities Documents related thereto, in an aggregate principal amount not to exceed $328,210,250 minus Principal Reduction thereunder incurred after the Closing Date at any time outstanding, (iii) the 2008 Credit Agreement and the Senior Credit Facilities Documents related thereto, in an aggregate principal amount not to exceed $550,000,000 minus Principal Reduction thereunder incurred after the Closing Date at any time outstanding, (iv) the Senior Unsecured Notes in an amount not to exceed $300,000,000 at any time outstanding less any repayment, redemption or repurchase thereof, (v) Interest Rate Protection Agreements or Other Hedging Agreements entered into in the ordinary course of business and consistent with past practices, (vi) intercompany indebtedness permitted pursuant to Section 9.05(c), (g) and (h) and (vii) additional Indebtedness issued under the Senior Credit Facilities in an aggregate principal amount not to exceed the Permitted Amount, which Indebtedness may be senior in priority to Indebtedness incurred under the Senior Credit Facilities, provided that, prior to incurring Indebtedness pursuant to this sub-paragraph 9.04(vii), (a) the Parent must give the Administrative Agent and the Lenders 10 Business Days written notice, (b) the Borrower will enter into an intercreditor agreement in conjunction with such Indebtedness on terms reasonably satisfactory to the Lenders or such Indebtedness shall be governed by the Intercreditor Agreement or the Secondary Intercreditor Agreement, (c) the terms of such Indebtedness would be substantially similar to the 2008 Credit Agreement as is permitted to be amended by the Intercreditor Agreements) which would cause any Default or Event of Default, either on a pro forma basis for the most recently ended Test Period for which financial statements are due under 8.01(a) or 8.01(b) and the Credit Parties shall be in compliance with the Financial Covenants, provided that, with respect to any Test Period ending on December 31, the Parent shall deliver unaudited financial statements as at the end of such Test Period at the time of such incurrence but only if such incurrence occurs more than 45 days (and less than 90 days)

after the end of such Test Period (or at the time of such incurrence, as applicable), or on a projected basis for the one year period following such incurrence, with each of the covenants set forth in Sections 9.07 through 9.09, inclusive; provided further that in the event any Indebtedness to be incurred by the Parent or any of its Subsidiaries in a single issuance or transaction or series of related issuances or transactions will exceed $10,000,000, the Parent shall have delivered to the Administrative Agent an officer’s certificate, certified by the senior financial officer of the Parent, demonstrating compliance with the preceding provisions of this Section 9.04 and setting forth the calculations required to make such determination in reasonable detail for the most recently ended Test Period for which financial statements are due under 8.01(a) or 8.01(b), provided further that, with respect to any Test Period ending on December 31, the Parent shall deliver unaudited financial statements as at the end of such Test Period at the time of such incurrence but only if such incurrence occurs more than 45 days (and less than 90 days) after the end of such Test Period.

9.05         Advances, Investments and Loans.  The Parent and Borrower will not, and will not permit any of their Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Margin Stock (or other Equity Interests) (other than Parent Stock to the extent permitted by Section 9.03), or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”) except that the following shall be permitted:

(a)           the Parent and its Subsidiaries may acquire and hold accounts receivable owing to any of them and Cash Equivalents;

(b)           so long as no Event of Default exists or would result therefrom, the Parent and its Subsidiaries may make loans and advances in the ordinary course of business to their employees so long as the aggregate principal amount thereof at any time outstanding which are made on or after the date hereof (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(c)           the Credit Parties may make intercompany loans and advances among one another; provided that any loans or advances to a Credit Party pursuant to this clause will be unsecured and subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions in the form of Exhibit N;

(d)           the Parent and its Subsidiaries may sell or transfer assets to the extent permitted by Section 9.02;

(e)           the Credit Parties may make Investments in one another;

(f)            Investments existing on the date hereof and described on Schedule XI, without giving effect to any additions thereto or replacement thereof;

(g)           Parent and its Subsidiaries (other than Borrower, Arlington or any Subsidiary Guarantor) may make loans and advances to the Credit Parties, so long as such loans or advances are unsecured and subordinated to the Loans pursuant to written subordination provisions in the form of Exhibit N;

(h)           Subsidiaries of the Parent (other than Borrower, Arlington or any Subsidiary Guarantors) may make loans, advances and investments in other Subsidiaries of Parent (other than Credit Parties and Non-Recourse Subsidiaries);

(i)            Parent and its Subsidiaries may make Investments in amounts to fund charter costs and actual expenses relating to operating Vessels leased or chartered as of the date hereof by General Maritime NSF Corporation, GMR Concord LLC, GMR Contest LLC and GMR Concept LLC, provided that, such Investments may only be made in good faith and only to the extent necessary to fund such costs and expenses after taking into account the cash and Cash Equivalents held by such Subsidiary;

(j)            From and after the later of (x) the reduction of the amortization shortfall amount under the 2008 Credit Agreement to zero and (y) the second anniversary of the Closing Date, so long as no Event of Default exists or would result therefrom, the Parent, Borrower and Arlington may make Investments in its non-Wholly-Owned Subsidiaries; provided that (a) the aggregate amount of all Investments under this clause (j) shall not exceed $100,000,000, (b) if a Non-Recourse Default has occurred and is continuing at any time, then neither the Parent, Arlington nor the Borrower may make any Investments in such Non-Recourse Subsidiary at such time and (c) the Total Leverage Ratio on a pro forma basis after giving effect to such Investments shall be no greater than 0.60 to 1.00 for the most recently ended Test Period for which financial statements are due under Section 8.01(a) or (b); provided that, prior to making any Investment pursuant to this clause (j), Parent, Borrower and Arlington shall obtain consent from the Required Lenders;

(k)           So long as no Event of Default is continuing, the Parent and its Subsidiaries (other than a Subsidiary Guarantor which owns a Mortgaged Vessel) may make Investments in their Subsidiaries that are not Subsidiary Guarantors hereunder and which are “Restricted Subsidiaries” under and as defined in the Senior Unsecured Note Indenture (it being acknowledged and agreed that, subject to Section 8.16 hereof, all “Restricted Subsidiaries” under the Senior Unsecured Note Indenture are required to be Subsidiary Guarantors hereunder); and

(l)            After the later of (x) the reduction of the amortization shortfall amount under the 2008 Credit Agreement to zero and (y) the second anniversary of the Closing Date, the Parent may make Investments provided that for all Investments made pursuant to this clause (k):

(i)            no Default or Event of Default has occurred and is continuing (or would arise after giving effect thereto) at the time such Investments are made;

(ii)           the aggregate amount of Investments made after the later of (x) the reduction of the amortization shortfall amount under the 2008 Credit Agreement to zero and (y) the second anniversary of the Closing Date does not exceed 50% of the Parent’s Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2013 and ending on the last day of the last fiscal quarter for which financial statements have been provided to the Lenders pursuant to Section 8.01(a) or 8.01(b) plus the Available Equity Proceeds Amount; less the aggregate amount of Dividends made, paid or declared (in each case, without duplication) pursuant to Section 9.03(c) since the later of (x) the reduction of the amortization shortfall amount under the 2008 Credit Agreement to zero and (y) the second anniversary of the Closing Date;

(iii)          the Total Leverage Ratio on a pro forma basis after giving effect to such Investments should be no greater than 0.60 : 1.00 for the most recently ended Test Period for which financial statements are due under Section 8.01(a) or 8.01(b); and

(iv)          on or prior to the date on which such Investments are made, the Parent shall deliver to the Administrative Agent an officer’s certificate signed by the chief financial officer of the Parent, certifying that the requirements set forth in clauses (i) through (iii) are satisfied.

Notwithstanding anything herein to the contrary, no Collateral Disposition may be effectuated pursuant to this Section 9.05 and shall only be permitted to the extent in compliance with Section 9.02(a).

9.06         Transactions with Affiliates.  The Parent and Borrower will not, and will not permit any of their Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, unless on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(a)           Shareholder Payments may be paid to the extent provided in Section 9.03;

(b)           loans and Investments may be made and other transactions may be entered into between the Parent and its Subsidiaries to the extent permitted by Sections 9.04 and 9.05;

(c)           the Parent may pay customary director’s fees as determined by the Parent’s independent compensation committee;

(d)           the Parent and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business;

(e)           the Parent and its Subsidiaries may pay management fees to Wholly-Owned Subsidiaries of the Parent in the ordinary course of business or consistent with past practices; and

(f)            the Parent and its Subsidiaries may enter into the transactions on Schedule IX.

9.07         Minimum Cash Balance.  The Parent will not permit the sum of the following to be less than $45,000,000 at any time (x) the Unrestricted Cash and Cash Equivalents held by the Parent and its Subsidiaries and (y) the lesser of (i) the available unutilized commitments under the 2008 Credit Agreement and the 2010 Credit Agreement, provided that the maturity date for the available unutilized commitments under the 2008 Credit Agreement and the 2010 Credit Agreement is at least six months from the date of determination, and (ii) $25,000,000; provided that, in addition to the covenant set forth above, in the event that a Non-Recourse

Default has occurred and is continuing, the Non-Recourse Subsidiary that is subject to such Non-Recourse Default shall also be deemed not to be a Subsidiary for the purpose hereof.

9.08         Total Leverage Ratio.  The Parent will not permit the Total Leverage Ratio on the last day of any fiscal quarter to be greater than the ratio set forth below opposite such fiscal quarter; provided that in the event that a Non-Recourse Default has occurred and is continuing, this Section 9.08 shall be complied with both (x) including such Non-Recourse Subsidiary as a Subsidiary of the Parent and (y) excluding such Non-Recourse Subsidiary as a Subsidiary of the Parent:

FISCAL QUARTER ENDING	TOTAL LEVERAGE RATIO
On the last day of each fiscal quarter from the Closing Date to and including March 31, 2013	0.935 to 1.00
June 30, 2013 and on the last day of each fiscal quarter to and including March 31, 2014	0.88 to 1.00
On the last day of each fiscal quarter thereafter	0.77 to 1.00

9.09         Collateral Maintenance.  Neither the Parent nor Borrower will permit the aggregate Fair Market Value of all Mortgaged Vessels owned by the Parent, Borrower and the Subsidiary Guarantors which have not been sold, transferred, lost or otherwise disposed of, on an individual charter-free basis, at any time (such value, the “Aggregate Mortgaged Vessel Value”), as determined by the most recent appraisal delivered by either of the Parent or Borrower to the Administrative Agent or obtained by the Administrative Agent in accordance with Section 8.01(c) to equal less than 110% of the Aggregate Commitment at such time; provided that, so long as any default in respect of this Section 9.09 is not caused by any voluntary Collateral Disposition, such default shall not constitute an Event of Default (but shall constitute a Default) so long as within 45 days of the occurrence of such default, the Parent shall either (i) post additional collateral satisfactory to the Required Lenders, pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent and the Required Lenders (such additional collateral and security documentation shall be satisfactory to the Collateral Agent so long as (a) the Obligations are secured thereby, (b) such documentation is satisfactory under the Senior Credit Facilities and (c) such documentation is substantially in the form of the Security Documents), sufficient to cure such default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make such reductions of the total commitment under the 2008 Credit Agreement in an amount sufficient to cure such default and repay the loans under the 2008 Credit Agreement and/or 2010 Credit Agreement (it being understood that any action taken in respect of this proviso shall only be effective to cure such default pursuant to this Section 9.09 to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).

9.10         Interest Expense Coverage Ratio.  The Parent will not permit the Interest Expense Coverage Ratio for any Test Period ending on or after June 30, 2014 to be less than 1.35:1.00; provided that in the event that a Non-Recourse Default has occurred and is continuing, this Section 9.10 shall be complied with both (x) including such Non-Recourse Subsidiary as a Subsidiary of the Parent and (y) excluding such Non-Recourse Subsidiary as a Subsidiary of the Parent.

9.11               Capital Expenditures.  The Parent will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures at any time prior to the later of (x) the reduction of the amortization shortfall amount under the 2008 Credit Agreement to zero and (y) the second anniversary of the Closing Date, other than (i) maintenance Capital Expenditures incurred in the ordinary course of business or consistent with past practice, (ii) acquisitions of new Vessels and (iii) other Capital Expenditures not in the ordinary course of business, in the case of clauses (ii) and (iii) to the extent funded (and only to the extent funded) with the Available Equity Proceeds Amount of the Parent since the Closing Date.

9.12         Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. The Parent and Borrower will not, and will not permit any of Subsidiary Guarantor to amend, modify or change its Certificate of Incorporation, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders.  Notwithstanding the foregoing, upon not less than 30 days prior written notice to the Administrative Agent and the Lenders and so long as no Default or Event of Default exists and is continuing, any Subsidiary Guarantor may change its jurisdiction of organization to another jurisdiction reasonably satisfactory to the Required Lenders, provided that any Subsidiary Guarantor that has entered into the Security Documents hereunder shall promptly take all actions reasonably deemed necessary by the Lenders to preserve, protect and maintain, without interruption, the security interest and Lien of the Collateral Agent in any Collateral owned by such Subsidiary Guarantor, and such Subsidiary Guarantor shall have provided to the Administrative Agent and the Lenders customary opinions of counsel assuring that the conditions of this proviso have been satisfied.

9.13         Limitation on Certain Restrictions on Subsidiaries.  The Parent and Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent or any Subsidiary of the Parent, or pay any Indebtedness owed to the Parent or a Subsidiary of the Parent, (b) make loans or advances to the Parent or any of the Parent’s Subsidiaries or (c) transfer any of its properties or assets to the Parent or any of the Parent’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the 2008 Credit Agreement and the 2010 Credit Agreement as in effect on the Closing Date, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or a Subsidiary of the Parent, (v) customary provisions restricting assignment of any agreement entered into by the Parent or a Subsidiary of the Parent in the ordinary course of business, (vi) any holder of a Permitted Lien may restrict the transfer of the asset or assets subject thereto, (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the date hereof in accordance with the provisions of this Agreement and (viii) Non-Recourse Indebtedness.

9.14         Limitation on Issuance of Equity Interests  (a) The Parent, Arlington and Borrower will not issue, and will not permit any of their Subsidiaries (other than a Non-Recourse Subsidiary), to issue any preferred stock (or equivalent Equity Interests) other than Qualified Preferred Stock.

(b)           The Parent will not permit Borrower, Arlington or any Subsidiary Guarantor to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Parent or any of its Subsidiaries in any class of the capital stock of such Subsidiary and (iii) to qualify directors to the extent required by applicable law.  Subject to the terms of the Intercreditor Agreement, all capital stock of any Subsidiary Guarantor that has entered into the Security Documents issued in accordance with this Section 9.14(b) shall be delivered to the Collateral Agent pursuant to the Pledge Agreement.

9.15         Business. The Parent and its Subsidiaries will not engage in any business other than the businesses in which they are engaged in as of the date hereof and activities directly related thereto, and similar or related business.  It being understood that no Subsidiary Guarantor which owns a Mortgaged Vessel will engage directly or indirectly in any business other than the business of owning and operating Mortgaged Vessels and business ancillary or complimentary thereto.

9.16         Anti-Layering. The Parent and Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume, suffer or permit to exist, guaranty, or in any other manner become liable with respect to, any Indebtedness that is contractually  subordinated in any way (either in respect of liens or payment or any combination thereof) to the Senior Credit Facilities (including, but not limited, to any amendment or modification to any Senior Credit Facility effectuated for the purpose of making certain principal obligations “last out” or a separate class of Indebtedness or otherwise to establish intercreditor rights among tranches of debt other than pursuant to the Intercreditor Agreements) unless such Indebtedness is permitted by the terms of this Agreement or is Indebtedness that is subordinate in all respects to the Loans and the Obligations related to the Loans pursuant to provisions satisfactory to the Required Lenders, provided however, that Indebtedness incurred under Section 9.04(vii) shall be permitted as a “first-out” tranche or on a pari passu or senior basis with the Senior Credit Facilities.  The Parent and Borrower will not, and will not permit any of their Subsidiaries to, issue any equity interest other than common stock or Qualified Preferred Stock.

9.17         Restrictions on Modifications to Senior Credit Facilities.  The Parent and its Subsidiaries shall not amend or otherwise modify or waive any provisions of the Senior Credit Facilities except to the extent permitted by the Intercreditor Agreements.

9.18               Limitations on Voluntary Payments, Etc. of Senior Unsecured Notes; Modifications of Senior Unsecured Documents.  (a) The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner the Senior Unsecured Notes.

(b)           The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify or waive any term or condition of the Senior Unsecured Notes, including, but not limited to the Senior Unsecured Note Documents (other than any such amendment, modification, waiver or other change to any of the terms of the Senior Unsecured Note Documents that does not require the consent of the noteholders and is not adverse to the interests of the Lenders).

9.19         Bank Accounts.  Parent will not permit any Subsidiary Guarantor to maintain any deposit, savings, investment or other similar accounts other than (i) the Concentration Accounts and (ii) any other account or accounts opened and maintained by a Credit Party at any time if the aggregate amount of cash deposited in such other account(s) is less than $5,000,000 at such time.

SECTION 10 - EVENTS OF DEFAULT.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01       Payments.  Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note or any other fees or amounts owing hereunder or thereunder; or

10.02       Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03       Covenants.  Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.08, 8.12(a), 8.14 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days after written notice to Borrower by the Administrative Agent or any of the Lenders; or

10.04       Default Under Other Agreements.  (i)  The Parent or any of its Subsidiaries shall default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Indebtedness (other than the Obligations) of the Parent or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid, redeemed, defeased or repurchased other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 10.04 if a Non-Recourse Default shall occur or be continuing or unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $10,000,000; or

10.05       Bankruptcy, etc.  The Parent or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Parent or any of its Subsidiaries and the petition is not controverted within 20 days after service of summons, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Parent or any of its Subsidiaries or the Parent or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent or any of its Subsidiaries or there is commenced against the Parent or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Parent or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Parent or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Parent or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06       ERISA.  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, its actuary has certified that a determination has been made that a Plan (other than a Multiemployer Plan) is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, the Parent or any of its Subsidiaries or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Parent, or any of its Subsidiaries, has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

10.07       Security Documents.  At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or any “event of default” (as defined in any Vessel Mortgage) shall occur in respect of any Vessel Mortgage; or

10.08       Guaranties.  After the execution and delivery thereof, any Guaranty, or any provision thereof, shall cease to be in full force or effect as to any Guarantor (unless such Guarantor is no longer a Subsidiary by virtue of a liquidation, sale, merger or consolidation permitted by Section 9.02) or any Guarantor (or Person acting by or on behalf of such Guarantor) shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party beyond any grace period (if any) provided therefor; or

10.09       Judgments.  One or more judgments, orders or decrees shall be entered against the Parent or any of its Subsidiaries involving in the aggregate for the Parent and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments, orders and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds $10,000,000; or

10.10       Change of Control.  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written direction of the Required Lenders, shall by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent to Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (ii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents. THE PARTIES HERETO AGREE THAT, PURSUANT TO SECTION 4.01(f), ANY PAYMENT PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE, WHETHER ARISING OUT OF ACCELERATION, BY VIRTUE OF PAYMENT PURSUANT TO ANY PLAN OF REORGANIZATION OR OTHERWISE, SHALL RESULT IN DAMAGES TO LENDERS WHICH THE PARTIES HERETO AGREE SHALL EQUAL 10% OF THE PRINCIPAL AMOUNT TO BE REPAID.  THE PARENT, BORROWER AND THE OTHER CREDIT PARTIES FURTHER AGREE THAT, WITHOUT DUPLICATION OF ANY PENALTY PAID PURSUANT TO SECTION 4.01(f), LIQUIDATED DAMAGES IN AN AMOUNT EQUAL TO SUCH 10% OF THE PRINCIPAL AMOUNT OF OBLIGATIONS WILL BE PAYABLE BY BORROWER TO LENDERS IN THE EVENT THAT ANY PAYMENT IS MADE ARISING OUT OF EVENTS THAT OCCURRED PRIOR TO THE SECOND ANNIVERSARY OF THE CLOSING DATE UPON THE EARLIEST OF (A) ACCELERATION OF THE OBLIGATIONS, (B) AN EVENT OF DEFAULT PURSUANT TO SECTION 10.05, AND (C) PAYMENT PURSUANT TO ANY PLAN OF REORGANIZATION, LIQUIDATION, REFINANCING, REINSTATEMENT OR PAYMENT OF ANY OTHER CONSIDERATION.

SECTION 11 - DEFINITIONS AND ACCOUNTING TERMS.

11.01       Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2008 Agent” means Nordea Bank Finland plc, New York Branch, as administrative agent and collateral agent under the 2008 Credit Agreement.

“2008 Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of the date hereof, by and among the Parent, General Maritime Subsidiary Corporation (f/k/a General Maritime Corporation), a Marshall Islands corporation, as borrower, General Maritime Subsidiary II Corporation and Arlington, as guarantors, the lenders party thereto from time to time, and Nordea Bank Finland plc, New York Branch, as administrative agent and as collateral agent, as may be amended, restated, supplemented and otherwise modified to the extent permitted herein and in the Intercreditor Agreements.

“2010 Agent” means Nordea Bank Finland plc, New York Branch, as administrative agent and collateral agent under the 2010 Credit Agreement.

“2010 Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Parent, General Maritime Subsidiary II Corporation, a Marshall Islands corporation, as borrower, General Maritime Subsidiary Corporation and Arlington as guarantors, the lenders party thereto from time to time, and Nordea Bank Finland plc, New York Branch, as administrative agent and as collateral agent, as may be amended, restated, supplemented and otherwise modified to the extent permitted herein and in the Intercreditor Agreements.

“2010 Mortgaged Vessel” means “Primary Collateral Vessel” under and as defined in the 2010 Credit Agreement.

“Acceptable Flag Jurisdiction” shall have the meaning provided in Section 8.15.

“Acceptable Replacement Vessel” shall mean, with respect to a 2010 Mortgaged Vessel, any Vessel with an equal or greater Fair Market Value than such 2010 Mortgaged Vessel (as determined in accordance with the appraisal report most recently delivered to the Administrative Agent (or obtained by the Administrative Agent or the Lenders) pursuant to Section 8.01(c) or delivered pursuant to a Vessel Exchange to the Administrative Agent by Borrower); provided that such Vessel must (i) constitute a double hull Vessel, (ii) be of at least 80,000 dead-weight tons (“dwt”) and be of equal or greater dwt as such 2010 Mortgaged Vessel, (iii) have been built after such 2010 Mortgaged Vessel it replaces, (iv) have a class certificate reasonably acceptable to the Required Lenders and (v) be registered and flagged in the same jurisdiction as such 2010 Mortgaged Vessel.

“Adjustment Event and/or Issuance” means (i) any adjustment to the number of Warrant Exercise Shares into which the Warrants are exercisable pursuant to the terms of the Warrants, (ii) any issuance of additional Warrants, rights or securities pursuant to the terms of the Warrants, or (iii) the issuance to Lender or its affiliates of any securities upon the exercise of preemptive rights.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Parent shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Parent and any officer or director of the Parent or any of its Subsidiaries.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, for purposes of Section 9.06, neither the Administrative Agent, nor the Collateral Agent, nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Parent or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitment” shall mean the sum of $200,000,000 and the aggregate commitments and principal amounts outstanding (without duplication) under the Senior Credit Facilities.

“Aggregate Mortgaged Vessel Value” shall have the meaning provided in Section 9.09.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Approved Appraiser” shall mean H. Clarksons & Company Limited, Fearnleys Ltd., R.S. Platou Shipbrokers a.s., Lorentzen & Stemoco, Simpson Spence & Young Ltd. or such other independent appraisal firm as may be acceptable to the Required Lenders.

“Arlington” shall have the meaning provided in the first paragraph of this Agreement.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Assignments of Earnings” shall have the meaning provided in Section 5.14.

“Assignments of Insurances” shall have the meaning provided in Section 5.14.

“Available Equity Proceeds Amount” shall mean, on any date, the amount of Net Cash Proceeds received by the Parent from the issuance of its common stock after the Closing Date and prior to such date of determination less the cash amount expended by the Parent and its Subsidiaries, in each case since the Closing Date and prior to such date of determination, to (i) acquire new Vessels, make any other Investments under Section 9.05(j) and Section 9.05(l), (ii) make any Capital Expenditures (other than maintenance Capital Expenditures), (iii) make any other cash expenditures not in the ordinary course of business and (iv) pay Dividends pursuant to Section 9.03(c) from the Available Equity Proceeds Amount, in each case without duplication and since the Closing Date with the proceeds of any such equity offering.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean for any day, the greater of (a) a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Rate for such day plus ½ of 1% per annum and (b) 4.00% per annum.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans from all the Lenders.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in California, New York City or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) the Parent shall at any time and for any reason fail to own, directly or indirectly, 100% of the Equity Interests of the Borrower and each Subsidiary Guarantor which owns a Mortgaged Vessel, except in the case of a non-U.S. Subsidiary Guarantor, any such other ownership as required by applicable law, (ii) the sale, lease or transfer of all or substantially all of the Parent’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (iii) the liquidation or dissolution of the Parent or Borrower, (iv) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than one or more of the Permitted Holders shall at any time become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the outstanding voting or economic Equity Interests of the Parent, (vi) the replacement of a majority of the directors on the board of directors of the Parent over a two-year period from the directors who constituted the board of directors of the Parent at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Parent then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved or (vi) a “change of control” or similar event shall occur as provided in any outstanding Indebtedness (excluding Indebtedness with an aggregate principal amount of less than $20,000,000) of Parent or any of its Subsidiaries (or the documentation governing the same).

“Clarksons’ Historical Average Spot Rate” shall mean the 10-year monthly average of the daily historical spot rates published by Clarksons PLC.

“Closing Date” means the first Business Day upon which the conditions set forth in Section 5 have been satisfied (as determined by the Lenders) prior to 12:00 p.m. (New York time) and the initial Borrowing of Loans hereunder occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Except as described in the definition of FACTA, section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Mortgaged Vessels and all cash and Cash Equivalents at any time delivered as collateral thereunder or as required hereunder.

“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral and Guaranty Requirements” shall mean with respect to a Mortgaged Vessel, the requirement that:

(i)            each Subsidiary defined as a Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty, substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, together with any Joinder Agreement (the “Subsidiaries Guaranty”)), or a joinder thereto substantially in the form of Exhibit Q (as modified, supplemented or amended from time to time, the “Joinder Agreement”), and the Subsidiaries Guaranty shall be in full force and effect;

(ii)           the Parent, Arlington, the Borrower and each Subsidiary Guarantor described in clause (x) of the definition thereof shall have (x) duly authorized, executed and delivered the Pledge Agreement substantially in the form of Exhibit F (as modified, supplemented or amended from time to time (the “Pledge Agreement”)) or a joinder thereto, and shall have (A) delivered to the Collateral Agent, as pledgee, all the Pledged Securities referred to therein, together with executed and undated transfer powers, including, without limitation and to the extent applicable, a charge over shares of any Bermuda registered Subsidiary Guarantor taken by way of a Bermuda-law governed charge over shares, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement, and (y) duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Pledge Agreement Collateral in the respective jurisdictions of formation of the respective Subsidiary Guarantor, the Parent or the Borrower, as the case may be;

(iii)          each Subsidiary Guarantor that owns a Mortgaged Vessel, the Collateral Agent and Nordea Bank Finland plc, New York Branch, as depositary bank, shall have duly executed and delivered a control agreement substantially in the form attached to the Pledge Agreement with respect to any Concentration Account owned by such Subsidiary Guarantor;

(iv)          each Credit Party that owns a Mortgaged Vessel shall (A) have duly authorized, executed and delivered (x) an Assignment of Earnings substantially in the form of Exhibit G (as modified, supplemented or amended from time to time, the “Assignment of Earnings”) and (y) an Assignment of Insurances substantially in the form of Exhibit H (as modified, supplemented or amended from time to time, the “Assignment of Insurances”), together covering all of such Credit Party’s present and future Earnings and Insurance Collateral on such Mortgaged Vessels, and (B) use its commercially reasonably efforts to obtain an Assignment of Charters substantially in the form of Exhibit B to the Assignment of Earnings (as modified, supplemented or amended from time to time, the “Assignment of Charters”) for any charter or similar contract that has as of the execution date of such charter or similar contract a remaining term of 12 months or greater, and shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together covering all of such Credit Party’s present and future Earnings and Insurance Collateral on such Mortgaged Vessels, in each case together with:

(a)           proper Financing Statements (Form UCC-1) in form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Pledge Agreement, the deposit account control agreements, the Assignment of Earnings, Assignment of Charters and the Assignment of Insurances; and

(b)           certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name any Credit Party as debtor and that are filed in Washington, D.C. and any other relevant jurisdiction, together with copies of such other financing statements (none of which shall cover the Collateral, other than as set forth in the Intercreditor Agreements, unless the Collateral Agent shall have received Form UCC-3 Termination Statements (or such other termination statements as shall be required by local law) fully executed for filing if required by applicable laws in respect thereof);

(v)           each Credit Party that owns a Mortgaged Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate Vessel registry a Vessel Mortgage with respect to such Mortgaged Vessel and such Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable security interest, in and lien upon such Mortgaged Vessel subject only to Permitted Liens (which Liens on (i) the Mortgaged Vessels flagged in the Republic of the Marshall Islands and (ii) the Pledged Securities in entities incorporated in the Republic of the Marshall Islands securing the obligations under the 2010 Credit Agreement and the 2008 Credit Agreement shall have been consented to in writing by the collateral agent under the 2008 Credit Agreement and the collateral agent under the 2010 Credit Agreement, a copy of which consent shall have been filed with the Deputy Commissioner of Maritime Affairs of the Republic of Marshall Islands);

(vi)          all filings, deliveries of instruments and other actions necessary to perfect and preserve the security interests described in clauses (ii) through and including (v) above shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders;

(vii)         the Administrative Agent shall have received appraisal reports of recent date (and in no event dated earlier than 60 days prior to the Closing Date) in form and substance and from two Approved Appraisers, stating the then current Fair Market Value of such Mortgaged Vessel;

(viii)        the Administrative Agent shall have received each of the following:

(a)           certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Mortgaged Vessel by the relevant Subsidiary Guarantor;

(b)           the results of maritime registry searches with respect to such Mortgaged Vessel, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens;

(c)           class certificates from a classification society listed on Schedule X or another classification society reasonably acceptable to the Lenders, indicating that such Mortgaged Vessel meets the criteria specified in Section 8.15;

(d)           certified copies of all agreements related to the technical and commercial management of each Mortgaged Vessel;

(e)           certified copies of all ISM and ISPS Code documentation for each Mortgaged Vessel; and

(f)            a report, in form and scope reasonably satisfactory to the Required Lenders, from a firm of independent marine insurance brokers reasonably acceptable to the Required Lenders (it being understood that Leeds and Leeds, AON and Marsh are acceptable) with respect to the insurance maintained by the Credit Parties in respect of such Mortgaged Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent, the Collateral Agent and/or the Lenders as mortgagee, (ii) otherwise conform with the insurance requirements of each respective Vessel Mortgage and (iii) comply with the Required Insurance;

(ix)           the Administrative Agent and the Lenders shall have received from (a) special New York counsel to each of the Credit Parties (which shall be Kramer Levin Naftalis & Frankel LLP or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative

Agent and each of the Lenders and dated as of the date that such Collateral and Guaranty Requirements are required to be satisfied under this Agreement covering the matters set forth in Exhibit C-1, including, without limitation, that this Credit Agreement, the 2010 Credit Agreement and the 2008 Credit Agreement do not conflict with or violate any provisions of the Senior Unsecured Note Indenture, (b) special New York maritime counsel to each of the Credit Parties (which shall be Constantine P. Georgiopoulos or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date that such Collateral and Guaranty Requirements are required to be satisfied under this Agreement covering the matters set forth in Exhibit C-2, (c) special Marshall Islands counsel to each of the Credit Parties (which shall be Dennis J. Reeder, Esq. or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date that such Collateral and Guaranty Requirements are required to be satisfied under this Agreement covering the matters set forth in Exhibit C-4, (d) special Liberian counsel to each of the Credit Parties (which shall be George E. Henries, Esq. or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date that such Collateral and Guaranty Requirements are required to be satisfied under this Agreement covering the matters set forth in Exhibit C-3 , (f) special Russian counsel to each of the Credit Parties (which shall be Golsblat BLP or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date that such Collateral and Guaranty Requirements are required to be satisfied under this Agreement covering the matters set forth in Exhibit C-5, (g) special Portuguese counsel to each of the Credit Parties (which shall be Albuquerque & Associados or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date that such Collateral and Guaranty Requirements are required to be satisfied under this Agreement covering the matters set forth in Exhibit C-6, (h) special Singaporean counsel to each of the Credit Parties (which shall be Allen & Gledhill LLP or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date that such Collateral and Guaranty Requirements are required to be satisfied under this Agreement covering the matters set forth in Exhibit C-7, (i) special Bermuda counsel to each of the Credit Parties (which shall be Conyers, Dill & Pearman Limited or other counsel to each of the Credit Parties qualified in such jurisdiction and reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date that such Collateral and Guaranty Requirements are required to be satisfied under this Agreement covering the matters set forth in Exhibit C-8 and (i) counsel to each of the Credit Parties in the jurisdiction of the flag of each Mortgaged Vessel, an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date that such Collateral and Guaranty Requirements are required to be satisfied under this Agreement covering such matters as shall be required by the Lenders, in each case which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders and (y) cover the matters set forth in the relevant Exhibit, including the perfection of the security interests (other than those to be covered by opinions delivered pursuant to the other opinions above) granted pursuant to the Security Documents, and such other matters incidental to the transactions contemplated herein as the Administrative Agent or the Required Lenders may reasonably request; and

(x)            (a) the Administrative Agent shall have received a certificate, dated the Closing Date and reasonably acceptable to the Lenders, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of each Credit Party, and attested to by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, substantially in the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate authorizing the consummation of the Transaction; and (b) the Administrative Agent shall have received copies of governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Required Lenders may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition by the Parent or any of its Subsidiaries to any Person other than Borrower or a Subsidiary Guarantor which owns a Mortgaged Vessel of any Mortgaged Vessel or (ii) any Event of Loss of any Mortgaged Vessel; provided that (a) the charter of any Mortgaged Vessel shall not be considered a Collateral Disposition and (b) a Vessel Exchange in accordance with this Agreement shall not constitute a Collateral Disposition for purposes of Section 4.02 of this Agreement.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto as the same may be (x) reduced from time to time pursuant to Sections 4.01, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section or 13.04(b).

“Concentration Account” shall have the meaning provided in the Pledge Agreement.

“Consolidated Cash Interest Expense” shall mean, for any period, (i) the total consolidated interest expense paid or payable of the Parent and its Subsidiaries (including, without limitation, to the extent included under GAAP, all commission, discounts and other commitment fees and charges) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)), the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (ii) without duplication, that portion of Capitalized Lease Obligations of the Parent and its Subsidiaries on a consolidated basis representing the interest factor for such period.

“Consolidated EBIT” shall mean, for any period, the Consolidated Net Income for such period, before interest expense of the Parent and its Subsidiaries and provision for taxes based on income and without giving effect to any extraordinary gains or losses or gains or losses from sales of assets other than inventory sold in the ordinary course of business.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period, adjusted by adding thereto the amount of all amortization of intangibles and depreciation and any non-cash management incentive compensation that was deducted in arriving at Consolidated EBIT for such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capitalized Lease Obligations and all letters of credit outstanding) of the Parent and its Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that (i) Indebtedness outstanding pursuant to trade payables and accrued expenses incurred in the ordinary course of business, and (ii) guarantees of operating leases assigned to any of the Parent or any Wholly-Owned Subsidiary of the Parent to the extent such lease is permitted hereunder and such obligation does not exceed that which would otherwise be attributed to such Person under such operating lease, shall be excluded in determining Consolidated Indebtedness.

“Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Parent and its Subsidiaries determined in accordance with GAAP.

“Consolidated Net Indebtedness” shall mean, with respect to any Person, as at any relevant date, (x) the Consolidated Indebtedness of such Person as at such date less (y) an amount equal to the Unrestricted Cash and Cash Equivalents of the Parent and its Subsidiaries as at such date.

“Consolidated Net Worth” shall mean, with respect to any Person, the Net Worth of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interests in Subsidiaries.

“Consolidated Total Capitalization” shall mean, at any time of determination for any Person, the sum of Consolidated Indebtedness of such Person at such time and Consolidated Net Worth of such Person at such time.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean to be the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934) of more than 20% of the voting power of a corporation or other entity.

“Credit Documents” shall mean this Agreement, each Note, each Security Document, the Subsidiaries Guaranty, each Intercreditor Agreement, the Investment Agreement, the Side Letter, the Warrant, the Registration Rights Agreement, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 8.12 and all documents, agreement, or instruments executed by any of the Credit Parties in favor of the Agents or Lenders delivered in connection with any of the foregoing.

“Credit Party” shall mean the Parent, Arlington, each Borrower, each Subsidiary Guarantor, and any other Subsidiary of the Parent which at any time executes and delivers any Credit Document.

“Debt Agreements” shall have the meaning provided in Section 5.05.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Dilutive Issuance” shall mean the consummation by the Parent of any issuance or other transaction that would require any Adjustment Event and/or Issuance, prior to (i) receipt of the Shareholder Approval (to the extent required, including pursuant to stock exchange rules) and (ii) consummation of the applicable Adjustment Event and/or Issuance.

“Dividend” shall mean, with respect to any Person, a dividend, distribution or return of any equity capital to its stockholders, partners or members, any other distribution, payment or delivery of property or cash to its stockholders, partners or members in their capacity as such (other than common stock, Qualified Preferred Stock and the right to purchase any of such stock of such Person), the redemption, retirement, purchase or acquisition, directly or indirectly, for a consideration of any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or the setting aside of any funds for any of the foregoing purposes, or the granting of permission to any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common stock, Qualified Preferred Stock and the right to purchase any of such stock of such Person) any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes. For the avoidance of doubt, any non-dilution adjustments under the warrants listed on Schedule XII shall not constitute a Dividend.

“Documents” shall mean the Credit Documents.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the Assignment of Insurances.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act); provided that neither the Parent, the Borrower nor any of their respective Affiliates shall be an Eligible Transferee at any time.

“Employment Agreements” shall have the meaning provided in Section 5.05.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, foreign, international or local statute, law, treaty, protocol, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Parent or any of its Subsidiaries, relating to the environment or to Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any applicable state, foreign, international or local counterparts or equivalents thereof, in each case as amended from time to time; and any applicable rules, regulations or requirements of a classification society in respect of any Mortgaged Vessel.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Equity Interests” shall mean (i) in the case of a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock and (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or a Subsidiary of the Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, the greater of (a) a rate per annum equal to (i) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or any successor or substitute page of such service, or any successor or substitute for such service, as determined by the Administrative Agent from time to time for purposes of providing quotation of interest rates applicable to Dollar deposits in the London inter-bank market), provided that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the rate quoted to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by the prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) and (b) 3.00% per annum.

“Event of Default” shall have the meaning provided in Section 10.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Mortgaged Vessel or the agreed or compromised total loss of a Mortgaged Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Mortgaged Vessel.  An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Mortgaged Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Mortgaged Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Mortgaged Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, if such Mortgaged Vessel shall have been returned to Borrower following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(c) hereof, no Event of Loss shall be deemed to have occurred by reason of such event.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Existing Indebtedness” shall have the meaning provided in Section 7.20.

“Fair Market Value” of any Mortgaged Vessel at any time shall mean the average of the fair market value of such Mortgaged Vessel on the basis of an individual charter-free arm’s-length transaction between a willing and able buyer and seller not under duress as set forth in the appraisals of at least two Approved Appraisers most recently delivered to, or obtained by, the Administrative Agent prior to such time pursuant to Sections 8.01(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as in existence on the Closing Date (and any amended or successor version that is substantively identical, provided that any such amended or successor version imposes criteria that are no more onerous than those contained in such Sections as in existence on the Closing Date) and the regulations promulgated thereunder or published administrative guidance implementing such Sections.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Filed SEC Document” means any SEC Document filed with, or furnished to, the SEC by the Parent, or incorporated by reference into such document, within the two (2) year period preceding the date hereof and publicly available prior to the date of this Agreement.

“Financial Covenants” shall mean the covenants set forth in Sections 9.07 through 9.11, inclusive.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Mortgaged Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction, provided that the following conditions are satisfied with respect to such exchange:

(i)                                     On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate Mortgaged Vessel registry a Vessel Mortgage, substantially in the form of Exhibit I-1 through I-3, as the case may be (with such modifications as are required by or appropriate for the Acceptable Flag Jurisdiction, with respect to the Mortgaged Vessel being transferred (the “Transferred Vessel”) and the Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable security interest, in and lien upon such Transferred Vessel, subject only to Permitted Liens.  All filings, deliveries of instruments and other actions necessary to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Required Lenders.

(ii)                                  On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from (A) Constantine P. Georgiopoulos, special New York maritime counsel to each Credit Party (or other counsel to Borrower and such Credit Parties reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be substantially in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders, and (y) cover the recordation of the security interests granted pursuant to the Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent or the Required Lenders may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Required Lenders practicing in those jurisdictions in which the Transferred Vessel is registered and/or the Credit Party owning such Transferred Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent or the Required Lenders may reasonably request.

(iii)                               On each Flag Jurisdiction Transfer Date:

(A)                              The Administrative Agent shall have received (x) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of the Transferred Vessel transferred on such date by the relevant Subsidiary Guarantor and (y) the results of maritime registry searches with respect to the Transferred Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens.

(B)                                The Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Lenders, from a firm of independent marine insurance brokers reasonably acceptable to the Required Lenders with respect to the insurance maintained by the Credit Party in respect of the Transferred Vessel transferred on such date, together with a certificate from such broker certifying that such insurances (x) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent and/or the Required Lenders as mortgagee and (y) conform with the insurance requirements of the respective Vessel Mortgages.

(iv)                              On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of the Credit Party commencing such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect, (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement and (C) copies of resolutions approving the Flag Jurisdiction Transfer of such Credit Party and any other matters the Administrative Agent or the Lenders may reasonably request.

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall have the meaning provided in Section 13.07(a).

“Guaranteed Obligations” shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under this Agreement, and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Lender Creditors (in the capacities referred to in the definition of Lender Creditors) under this Agreement and each other Credit Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and any such other Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations being herein collectively called the “Credit Document Obligations”).

“Guarantors” shall mean the Parent, Arlington and each Subsidiary Guarantor.

“Guaranty” shall mean collectively the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Holdings Guaranty” shall mean the guaranty of the Parent and Arlington pursuant to Section 14.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement, Other Hedging Agreements or under any similar type of agreement; provided that Indebtedness shall in any event not include trade payables and expenses accrued in the ordinary course of business.

“Indemnified Taxes” shall have the meaning provided in Section 4.04(a).

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, by and among the Parent, Arlington, the Borrowers, as borrowers under this Credit Agreement, General Maritime Subsidiary Corporation II, as borrower under the 2010 Credit Agreement, General Maritime Subsidiary Corporation, as borrower under the 2008 Credit Agreement, the Administrative Agent (for and on behalf of the Secured Creditors), each Subsidiary Guarantor, the Collateral Agent, the 2010 Agent (for and on behalf of the Secured Creditors under and as defined in the 2010 Credit Agreement) and the 2008 Agent (for and on behalf of the Secured Creditors under and as defined in the 2008 Credit Agreement), which

Intercreditor Agreement (i) shall be substantially in the form of Exhibit P-1 (as amended, modified and/or otherwise supplemented from time to time) and (ii) shall set forth the priority of the security interests in such portion of Collateral granted on a first lien basis to the 2010 Agent.

“Intercreditor Agreements” shall mean the Intercreditor Agreement and the Secondary Intercreditor Agreement.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

“Interest Payment Date” means each March 31, June 30, September 30 and December 31.  If such Interest Payment Date does not fall on a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day.

“Interest Period” shall mean the period from the Closing Date to, but excluding, the first Interest Payment Date and thereafter the period from each Interest Payment Date to, but excluding, the next succeeding Interest Payment Date.

“Interest Rate Adjustment Event” shall have the meaning provided in Section 1.07(c).

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investment Agreement” means that certain Investment Agreement by and between OCM Marine Investments CTB, Ltd. and Parent, dated as of March 29, 2011, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof.

“Investments” shall have the meaning provided in Section 9.05.

“Joinder Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Judgment Currency” shall have the meaning provided in Section 14.09(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 14.09(a).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to 13.04(b).

“Lender Creditors” shall mean the Lenders, the Collateral Agent and the Administrative Agent.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall have the meaning provided in Section 1.01.

“Management Agreements” shall have the meaning provided in Section 5.05.

“Margin Regulations” shall mean the provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, assets, liabilities or condition (financial or otherwise) or prospects (x) of the Mortgaged Vessels taken as a whole, (y) Borrower, Arlington and the Subsidiary Guarantors taken as a whole, or (z) the Parent and its Subsidiaries taken as a whole, (ii) the rights and remedies of the Lenders or the Administrative Agent or (iii) the ability of the Borrower or the Borrower and their Subsidiaries, taken as a whole, to perform its or their Obligations.

“Maturity Date” shall mean May 6, 2018. If the Maturity Date does not fall on a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgaged Vessels” shall have the meaning provided in Section 5.15.

“Multiemployer Plan” shall mean a Plan which is defined in Section 3(37) of ERISA.

“NAIC” shall mean the National Association of Insurance Commissioners (and its successors from time to time).

“Net Cash Proceeds” shall mean, (x) with respect to any Collateral Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Parent or the Borrower or any of their respective Subsidiaries from such Collateral Disposition net of (i) reasonable transaction costs (including, without limitation, reasonable attorney’s fees) and sales commissions and (ii) the estimated marginal increase in income taxes and any stamp tax payable by the Parent, the Borrower or any of its Subsidiaries as a result of such Collateral Disposition and (y) with respect to the issuance of any Equity Interests, the aggregate cash proceeds received by the Parent from such equity issuance net of reasonable transaction costs related thereto (including, without limitation, reasonable attorney’s fees).

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding treasury stock, any Vessel impairments treated as “Asset Impairments” under GAAP and the effect of any impairment of goodwill incurred in the fourth fiscal quarter of the Parent in 2010.

“Non-Recourse Default” shall mean (i) a default by such Non-Recourse Subsidiary in any payment of any Non-Recourse Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Non-Recourse Indebtedness was created or (ii) a Non-Recourse Subsidiary shall default in the observance or performance of any agreement or condition relating to any Non-Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Non-Recourse Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Non-Recourse Indebtedness to become due prior to its stated maturity or (iii) any Non-Recourse Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof.

“Non-Recourse Indebtedness” shall mean any Indebtedness of a Non-Recourse Subsidiary that is non-recourse to any Credit Party and for which no Credit Party provides any credit support; provided such Indebtedness may be full recourse to the Non-Recourse Subsidiary.

“Non-Recourse Subsidiary” shall mean any Subsidiary of the Parent which has been designated by the Parent as an “Unrestricted Subsidiary” under, as defined in and in accordance with the Senior Unsecured Note Documents and in an officer’s certificate delivered to the Administrative Agent; provided that (i) neither the Parent nor any subsidiary of the Parent shall have any liability or recourse with respect to any Non-Recourse Indebtedness of such Non-Recourse Subsidiary, (ii) any such designation of a Subsidiary as a “Non-Recourse Subsidiary” shall be deemed to be a permanent “Investment” in such Subsidiary in an amount (proportionate to the Parent’s Equity Interest (directly or through a Subsidiary thereof) in such Subsidiary) equal to the fair market value of the net assets of such Subsidiary at the time such Subsidiary is designated a Non-Recourse Subsidiary and (iii) for the avoidance of doubt, Investments in Non-Recourse Subsidiaries may only be made pursuant to Section 9.05(k).

“Note” shall have the meaning provided in Section 1.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 1.03.

“Notice Office” shall mean the office of the Administrative Agent located at 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071, c/o Oaktree Capital Management, L.P., Attn: Amy Rice, facsimile: (213) 830-6394, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 14.09(a).

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

“Parent” shall have the meaning provided in the preamble.

“Parent Stock” shall mean any shares of any class of the capital stock or membership interests (including, without limitation, common stock) of the Parent outstanding on or after the Closing Date or any options or warrants issued with respect to the foregoing.

“PATRIOT Act” shall have the meaning provided in Section 13.21.

“Payment Office” shall mean the office of the Administrative Agent located at 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071, c/o Oaktree Capital Management, L.P., Attn: Amy Rice, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Amount” shall mean $75,000,000 minus (i) all Net Cash Proceeds from Collateral Dispositions of Collateral Vessels that (x) are not required to be applied to the repayment of the Senior Credit Facilities pursuant to Section 5.02(d) of the 2008 Credit Agreement and/or Section 4.02(c) of the 2010 Credit Agreement but are required to be applied to repay and reduce the Loan pursuant to Section 4.02(a) but for the application of clause (I) to the first proviso to said Section 4.02(a) (it being acknowledged that any reduction in amounts otherwise required to be applied to repay and reduce the Loan pursuant to Section 4.02(a) pursuant to clause (I) to the first proviso to said Section 4.02(a) may only be made (1) if an Event of Default has occurred and is continuing but the Parent and the Borrowers are in compliance with Section 9.09 hereof or (2) if no Event of Default has occurred and is continuing), and (ii) the aggregate principal amount of Indebtedness incurred under Section 9.04(vii).

“Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any Mortgaged Vessel or any other property of the Parent or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such Mortgaged Vessel or the property subject thereto.

“Permitted Holders” shall mean (i) Peter Georgiopoulos (including his immediate family members and trusts for his benefit and/or the benefit of his immediate family members) and any corporation or other entity directly Controlled by Peter Georgiopoulos and (ii) funds and segregated accounts managed by Oaktree Capital Management, L.P. and any corporation or other entity directly or indirectly controlled or managed by Oaktree Capital Management, L.P. or its managed funds.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent or a Subsidiary of the Parent or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Parent, or a Subsidiary of the Parent or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Pledge Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.

“Prime Rate” shall mean the Federal bank prime rate announced from time to time on Bloomberg, the Prime Rate to change when and as such rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Reduction” shall mean permanent reductions of the outstanding principal amount and commitments whether by virtue of voluntary, scheduled or mandatory reductions.

“Projections” shall mean the Parent’s forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary basis and based upon good faith estimates and assumptions believed by the Parent to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified Preferred Stock” shall mean any preferred stock so long as the terms of any such preferred stock (i) are not convertible or exchangeable into Indebtedness, (ii) do not provide any collateral security, (iii) do not provide any guaranty or other support by the Parent or any Subsidiary, (iv) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (v) do not require the cash payment of dividends, (vi) do not contain any covenants other than periodic reporting requirements, (vii) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof and other voting rights which holders of common stock may have and (ix) any other preferred stock that satisfies (i) and (vi) of this definition of Qualified Preferred Stock and that is otherwise issuable or may be distributed pursuant to a shareholders’ rights plan of the Parent; provided however, any Dividend or similar feature of such Qualified Preferred Stock shall only be declared and paid in accordance with Section 9.03 of this Agreement.

“Qualified Stock Issuance” means one or more issuances by Parent of common stock and/or preferred stock convertible into common stock (i) consummated, in the case of issuances of common stock, during the period commencing immediately after March 17, 2011, and in the case of preferred stock, during the period commencing immediately after the Closing Date, and in each case, ending on the second anniversary of the Closing Date, (ii) at least $50,000,000 of the aggregate proceeds from which are used to pay amounts outstanding under the Senior Credit Facilities, (iii) with respect to which Shareholder Approval, if necessary, is obtained, (iv) concurrently with which (for transactions after the Closing Date) the related additional Warrants, if any, have been issued in accordance with the terms of the Warrant, and (v) in the case of preferred stock, which constitutes Qualified Preferred Stock which has a maximum yield no greater than eight percent (8%), compounded annually, on the unreturned capital (including accrued but unpaid yield) with respect thereto.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Refinancing” shall have the meaning provided in Section 5.13.

“Register” shall have the meaning provided in Section 13.17.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among the Parent and Peter C. Georgiopoulos, among others.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Lenders holding an amount greater than 50% of the outstanding principal amount of the Loans.

“Returns” shall have the meaning provided in Section 7.09.

“S&P” shall mean Standard & Poor’s Financial Services LLC and its successors.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” shall mean all material reports, schedules, forms, statements and other documents with the SEC required to be filed by the Parent pursuant to the Securities Act or the Exchange Act since January 1, 2008.

“Secondary Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, by and among the Parent, the Borrowers, as borrowers under this Credit Agreement, General Maritime Subsidiary II Corporation, as borrower under the 2010 Credit Agreement, the General Maritime Subsidiary, as borrower under the 2008 Credit Agreement, the Administrative Agent (for and on behalf of the Secured Creditors), the Collateral Agent, the 2010 Agent (for and on behalf of the Secured Creditors under and as defined in the 2010 Credit Agreement) and 2008 Agent (for and on behalf of the Secured Creditors under and as defined in the 2008 Credit Agreement), which Intercreditor Agreement (i) shall be substantially in the form of Exhibit P-2 (as amended, modified and/or otherwise supplemented from time to time) and (ii) shall set forth the priority of the security interests in such portion of the Collateral granted on a first lien basis to the 2008 Agent.

“Secured Creditors” shall mean the “Secured Creditors” as defined in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean each Pledge Agreement, each Assignment of Earnings, each Assignment of Insurances, each Vessel Mortgage and, after the execution and delivery thereof, each additional security document executed pursuant to Section 8.12.

“Senior Credit Facilities” shall mean the credit facilities evidenced by the Senior Credit Facilities Documents.

“Senior Credit Facilities Documents” shall mean (a) the 2010 Credit Agreement and all “Credit Documents” as defined therein and all other security agreements, mortgages and other documents related thereto, (b) the 2008 Credit Agreement and all “Credit Documents” as defined therein and all other security agreements, mortgages and other documents related thereto and (c) any credit agreement that refinances Indebtedness under the 2010 Credit Agreement or the 2008 Credit Agreement.

“Senior Debt Documents” shall mean Senior Credit Facilities Documents and Senior Unsecured Note Documents.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Note Indenture, the Senior Unsecured Notes and the guarantees delivered in connection with the Senior Unsecured Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Senior Unsecured Note Indenture” shall mean the indenture entered into by the Parent, certain of its Subsidiaries and The Bank of New York Mellon, as trustee, in connection with the issuance of the Senior Unsecured Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance the terms thereof and of this Agreement.

“Senior Unsecured Notes” shall mean the 12% senior unsecured notes of the Parent due 2017 issued pursuant to the Senior Unsecured Note Indenture.

“Shareholder Approval” shall mean approval from the stockholders of the Parent for an Adjustment Event and/or Issuance.

“Shareholder Payment” shall mean, with respect to any Person any Dividends with respect to such Person.

“Side Letter” shall mean the Side Letter, dated as of March 29, 2011, by and among the Parent, OCM Marine Investments CTB, Ltd. and others.

“Significant Default” shall mean any Event of Default pursuant to Section 9.03 with respect to any failure to comply with the Financial Covenants, any Default or Event of Default pursuant to Section 10.01 or 10.05 or any event of default under Section 11.01 of the 2008 Credit Agreement or Section 10.01 of the 2010 Credit Agreement, regardless of whether such default was waived or amended.

“Specified Requirements” shall mean the requirements set forth in clauses (i), (ii), (iii), (vi), (viii)(a), (viii)(b), (viii)(c) and (viii)(f) of the definition of “Collateral and Guaranty Requirements.”

“Standstill Period” shall mean the periods described in Sections 3(i)(I)(y), 3(i)(I)(x), 3(i)(II)(x) or 3(i)(II)(z) of the Intercreditor Agreements, as the context may require.

“Stock Buy-Back” shall mean, with respect to any Person, that such Person or any Subsidiary of such Person shall have redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common stock, Qualified Preferred Stock or the right to purchase any such stock of such Person), any shares of any class of its capital stock or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Persons with respect to its capital stock) (including Parent Stock).

“Subsidiaries Guaranty” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean (other than Borrower and Arlington) (x) each direct and indirect Subsidiary of the Parent that owns a Mortgaged Vessel or which owns, directly or indirectly, any of the capital stock of such direct or indirect Subsidiary, (y) to the extent not otherwise captured in clause (x) hereof, (i) each “Restricted Subsidiary” under and as defined in the Senior Unsecured Note Indenture, subject to Section 8.16 hereof and (ii) each other subsidiary of the Parent that guarantees the Senior Unsecured Notes, and (z) each guarantor under the Senior Credit Facilities.  The Subsidiary Guarantors as of the Effective Date are listed on Schedule VIII.

“Tax Benefit” shall have the meaning provided in Section 4.04(c)

“Taxes” shall have the meaning provided in Section 4.04(a).

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Net Indebtedness of the Parent and its Subsidiaries on such date to Consolidated Total Capitalization of the Parent and its Subsidiaries on such date.

“Transaction” shall mean, collectively, (i) the entering into of this Agreement and the other Credit Documents, as applicable, on the Closing Date and the incurrence of Loans hereunder, (ii) the repayment of loans and reduction of the total commitments under, and the amendment and restatement of, the 2010 Credit Agreement and the other credit documents related thereto, as applicable, on the Closing Date, (iii) the repayment of loans and reduction of the total commitments under, and the amendment and restatement of, the 2008 Credit Agreement and the other credit documents related thereto, as applicable, on the Closing Date and (iv) the payment of all fees and expenses in connection with the foregoing.

“Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of a party in anticipation of, in connection with, or otherwise related to, the transaction contemplated herein (including all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants and any amounts paid in connection with obtaining any consents of governmental authorities or third parties).

“Transferred Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 11.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Cash and Cash Equivalents” shall mean, when referring to cash or Cash Equivalents of the Parent or any of its Subsidiaries, that such cash or Cash Equivalents (i) does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Parent or of any such Subsidiary, (ii) are not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors, the 2010 Agent for the benefit of the Secured Creditors under and as defined in the 2010 Credit Agreement and the 2008 Agent for the benefit of the Secured Creditors under and as defined in the 2008 Credit Agreement or (iii) are otherwise generally available for use by the Parent or such Subsidiary.

“Vessel” shall mean, collectively, all sea going vessels and tankers at any time owned by the Parent and its Subsidiaries, and, individually, any of such vessels.

“Vessel Exchange” shall mean the exchange of a 2010 Mortgaged Vessel for a Vessel which Vessel shall constitute an Acceptable Replacement Vessel; provided that, in each case, the following conditions are satisfied with respect to such exchange:

(i)                                 On the Vessel Exchange Date, if the Subsidiary owning the Acceptable Replacement Vessel is not a Credit Party, (A) such Subsidiary shall (1) grant to the Collateral Agent a Lien (subject only to Permitted Liens) on all property of such Subsidiary by executing and delivering a counterpart of the Pledge Agreement, taking all actions required pursuant to the applicable section of the Pledge Agreement to become a Pledgor thereunder, and taking any other action reasonably requested by the Administrative Agent and (2) execute and deliver a counterpart of the Subsidiaries Guaranty and (B) the Parent shall pledge and deliver, or cause to be pledged and delivered, all of the capital stock of such Subsidiary owned by any Credit Party to the Collateral Agent.

(ii)                                  On the applicable Vessel Exchange Date, the Administrative Agent shall have received from (A) Constantine P. Georgiopoulos, special New York maritime counsel to Borrower and each Credit Party (or other counsel to Borrower and such Credit Parties reasonably satisfactory to the Required Lenders), an opinion addressed to the Administrative Agent and each of the Lenders and dated such Vessel Exchange Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders and (y) cover the recordation of the security interests granted pursuant to the Vessel Mortgage(s) to be delivered on such date and such other matters incident thereto as the Administrative Agent or the Lenders may reasonably request and (B) local counsel to the Credit Parties consummating the relevant Vessel Exchange reasonably satisfactory to the Lenders practicing in those jurisdictions in which the Acceptable Replacement Vessel is registered and/or the Credit Party owning such Acceptable Replacement Vessel is organized, which opinions shall be addressed to the Administrative Agent and each of the Lenders and dated such Vessel Exchange Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders and (y) cover the perfection of the security interests granted pursuant to the Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent or the Lenders may reasonably request.

(iii)                               On or prior to the Vessel Exchange Date, the Credit Party which is consummating a Vessel Exchange on such date shall have satisfied the Collateral and Guaranty Requirements with respect to such Vessel;

(iv)                              On or prior to the Vessel Exchange Date, Schedule III shall be updated with the name, registered owner (which shall be a Subsidiary Guarantor), official number, and jurisdiction of registration and flag (which shall be an Acceptable Flag Jurisdiction) of the Acceptable Replacement Vessel; and

(v)                                 All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Lenders.

“Vessel Exchange Date” shall mean each date on which a Vessel Exchange occurs.

“Vessel Mortgages” shall have the meaning set forth in Section 5.15.

“Warrant Exercise Shares” means shares of common stock issued upon the exercise of the Warrants.

“Warrants” has the meaning set forth on the Investment Agreement.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

SECTION 12 - AGENCY AND SECURITY TRUSTEE PROVISIONS.

12.01                     Appointment.  (a) The Lenders hereby designate OCM Administrative Agent, LLC, as Administrative Agent to act as specified herein and in the other Credit Documents (for the avoidance of doubt, for purposes of this Section 12, the term “Administrative Agent” shall include OCM Administrative Agent, LLC (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and as security trustee pursuant to the Vessel Mortgages).  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Agents may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates. Notwithstanding anything else contained herein, (i) any notice provided to the Administrative Agent pursuant to this Agreement shall also be provided to the Lenders at the address set forth in the definition of “Notice Office” and (ii) any provision herein that must be “reasonably satisfactory” (or any derivation thereof) to the Administrative Agent will also be deemed to mean that such provision must also be “reasonably satisfactory” (or any derivation thereof) to the Required Lenders (but any provision herein that must be satisfactory to the Administrative Agent on the Closing Date will be deemed to mean such provision must also be reasonably satisfactory to the Lenders on the Closing Date).

(b)                                 The Lenders hereby irrevocably appoint OCM Administrative Agent, LLC as security trustee solely for the purpose of holding legal title to the Vessel Mortgages on each of the flag vessels of Acceptable Flag Jurisdiction on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Vessel Mortgages, whether from Borrower or any Subsidiary Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  OCM Administrative Agent, LLC accepts such appointment as security trustee.

12.02                     Nature of Duties.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents.  None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

12.03                     Lack of Reliance on the Agents.  Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04                     Certain Rights of the Agents.  If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.05                     Reliance.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06                     Indemnification.  To the extent any of the Agents is not reimbursed and indemnified by Borrower, the Lenders will reimburse and indemnify the applicable Agents and their respective officers, directors, employers and agents, in proportion to their respective “percentages” as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document (including, but not limited to, reasonable attorneys’ fees and expenses); provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable order.

12.07                     The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity.  Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08                     Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09                     Resignation by the Administrative Agent.  (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to Borrower and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Borrower.

(c)                                  If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of Borrower, shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above with the consent of the Borrower; provided that any consent of Borrower under this Section 12.09(c) shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred and is continuing at such time.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

12.10                     Exculpation.  (a) Neither Agents nor any of their respective directors, officers, employees or agents shall be liable to any Secured Creditor for any action taken or omitted to be taken by it under any Credit Document, or in connection therewith, except for its own willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final, non-appealable order, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Credit Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Credit Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Credit Party of its Obligations.  Any such inquiry which may be made by any Agent shall not obligate it to make any further inquiry or to take any action.  The Agents shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the such Agent believes to be genuine and to have been presented by a proper Person.

(b)                                 To the fullest extent permitted by applicable law, no Credit Party or Lender shall assert, and each Credit Party and Lender hereby waives, any claim against any Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated herby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(c)                                  No provision of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or the transactions contemplated hereby or thereby, shall require any Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers unless it is indemnified to its satisfaction and the Agent shall have no liability to any person for any loss occasioned by any delay in taking or failure to take any action while it is awaiting an indemnity satisfactory to it.

(d)                                 No Agent shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.

(e)                                  No Agent shall be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent or Collateral Agent, as applicable.

(f)                                    Each Agent has accepted and is bound by the Credit Documents executed by such Agent as of the date of this Agreement and, as directed in writing by the Required Lenders, each Agent shall execute additional Credit Documents delivered to it after the date of this Agreement; provided, however, that such additional Credit Documents do not adversely affect the rights, privileges, benefits and immunities of such Agent. Each Agent will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Credit Documents to which such Agent is a party).

(g)                                 No written direction given to any Agent by the Required Lenders or the Borrower that in the sole reasonable judgment of such Agent imposes, purports to impose or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in or arising under this Agreement and the other Credit Documents will be binding upon such Agent unless such Agent elects, at its sole option, to accept such direction.

(h)                                 No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Credit Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(i)                                     No Agent shall be under any obligation to exercise any of its rights or powers vested in it by this Agreement or the other Credit Documents, at the request, order or direction of the Required Lenders unless the same is given pursuant to the express provisions of this Agreement or the other Credit Documents and the Required Lenders shall have offered to such Agent security or indemnity reasonably satisfactory to such Agent against the costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) which might be incurred therein or thereby.

(j)                                     Each Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

(k)                                  Beyond the exercise of reasonable care in the custody of the Collateral in its possession, no Agent will have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Each Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and no Agent will be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by such Agent in good faith without gross negligence or willful misconduct.

(l)                                     No Agent will be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of such Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Each Agent hereby disclaims any representation or warranty to the present and future Secured Creditors concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

(m)                               In the event that any Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in such Agent’s sole reasonable discretion may cause such Agent to be considered an “owner or operator” under any environmental laws or otherwise cause such Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, such Agent reserves the right, instead of taking such action, either to resign as Administrative Agent or Collateral Agent, as applicable, or to arrange for the transfer of the title or control of the asset to a court appointed receiver. No Agent will be liable to any person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(n)                                 Each of the parties hereto hereby agrees that the Collateral Agent shall be afforded all of the rights, privileges, protections and immunities afforded to the Administrative Agent under this Agreement in connection with the execution and performance by the Collateral Agent of its obligations under each of the Credit Documents.

SECTION 13 - MISCELLANEOUS.

13.01                     Payment of Expenses, etc.  Borrower agrees that it shall:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each of the Agents and Lenders (including, without limitation, the reasonable fees and disbursements of Kirkland & Ellis LLP and other counsel to the Administrative Agent and the Lenders and local counsel) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents and Lenders in connection with their respective syndication efforts with respect to this Agreement and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each of the Agents and for each of the Lenders); (ii) pay and hold each of the Administrative Agent and the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar Taxes with respect to the foregoing matters and save each of the Administrative agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such

Lender) to pay such Taxes; and (iii) indemnify the Agents, the Collateral Agent and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses, Taxes and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (x) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (y) the actual or alleged presence of Hazardous Materials on any Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Parent or any of its Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Parent or any of its Subsidiaries, the non-compliance of any Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Vessel or property, or any Environmental Claim asserted against Borrower, any of its Subsidiaries or any Vessel or property at any time owned or operated by the Parent or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified as determined by a court of competent jurisdiction in a final, non-appealable order).  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02                     Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Subsidiary or Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of Borrower or any Subsidiary but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Parent or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03                     Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, e-mail or telecopier communication) and mailed, telexed, telecopied or delivered:  if to any Credit Party, at the address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II below, with a copy to Samantha Good, c/o Kirkland & Ellis LLP, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071, Facsimile (213) 808-8104; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to Borrower and the Administrative Agent.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex, e-mail or telecopier, be effective when sent by telex, e-mail or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

13.04                     Benefit of Agreement.  (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)                                 Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may assign all or a portion of its Loan (and related outstanding Obligations hereunder) to any Eligible Transferee, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) new Notes will be issued, at Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05, (ii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to this paragraph (which consent shall not be unreasonably withheld or delayed), and (iii) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 1.09, 1.10, 4.04, 13.01 and 13.06) shall survive as to such assigning Lender).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.09, 1.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such increased costs (although Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)                                  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors.

13.05                     No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

13.06                     Payments Pro Rata.  (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

13.07                     Calculations; Computations.  (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Borrower to the Lenders).  In addition, all determinations of compliance with this Agreement or any other Credit Document, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the fiscal year of Borrower ended December 31, 2010 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”).  Unless otherwise noted, all references in this Agreement to “generally accepted accounting principles” shall mean generally accepted accounting principles as in effect in the United States.

(b)                                 All computations of interest and Commitment Commission hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable.

13.08                     Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.  (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.

BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.  IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 13.08 OR OTHERWISE PERMITTED BY LAW.

(b)                                 TO THE FULL EXTENT PERMITTED BY LAW, BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09                     Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with Borrower and the Administrative Agent.

13.10                     Intentionally Omitted.

13.11                     Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12                     Amendment or Waiver; etc.  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clause (i)) and in the case of the following clause (vi), to the extent (in the case of the following clause (vi)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any payment, or reduce the rate or extend the time of payment of interest on any Loan or Note (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.12, (iv) reduce the percentage specified in the definition of Required Lenders, (v) consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive any provision in this Agreement to the extent providing for payments or prepayments of Loans, in each case, to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi)), or (vii) release any Subsidiary Guarantor from a Subsidiaries Guaranty to the extent same owns a Mortgaged Vessel (other than as provided in the Subsidiaries Guaranty); provided, further, that no such change, waiver, discharge or termination shall (t) increase the commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the commitments shall not constitute an increase of the commitment of any Lender, and that an increase in the available portion of any commitment of any Lender shall not constitute an increase in the commitment of such Lender), (u) without the consent of each Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (v) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

13.13                     Survival.  All indemnities set forth herein including, without limitation, in Sections 1.09, 1.10, 4.04, 12.06, 13.01, 13.06, 13.17 and 13.18 shall survive the execution,

delivery and termination of this Agreement and the Notes and the making and repayment of the Loans and the resignation and removal of any Agent.

13.14                     Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.09, 1.10 or 4.04 from those being charged by the respective Lender prior to such transfer, then Borrower shall not be obligated to pay such increased costs (although Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15                     Intentionally Omitted.

13.16                     Confidentiality.  (a) Subject to the provisions of clauses (b) and (c) of this Section 13.16, each Lender agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Parent or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 13.16.

(b)                                 Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Parent or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

(c)                                  Lenders may, by written notice to either of the Parent or Borrower from time to time, suspend and un-suspend the right of the Lenders to receive information, including but not limited to financial information and projections pursuant to Section 7.05, notices, documents, materials or other information with respect to the Parent or any of its Subsidiaries which information is to be furnished pursuant to this Agreement or any other Credit Document, and during the pendency of any such suspensions, none of the Parent nor any of its Subsidiaries shall make available to the Lenders any such information, including but not limited to financial information and projections pursuant to Section 7.05, notices, documents, materials or other information nor otherwise provide Lenders with any material nonpublic information regarding the Parent or its Subsidiaries.

13.17                     Register.  Borrower hereby designates the Administrative Agent to serve as Borrower’s agent, solely for purposes of this Section 13.17, to maintain a register (the “Register”) on which it will record the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Loans of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loans and prior to such recordation all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.  Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.17, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.

13.18                     Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative

Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to Borrower.

13.19                     Language. All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

13.20                     Waiver of Immunity.  Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, the Republic of the Marshall Islands, the Republic of Liberia, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta or any other Acceptable Flag Jurisdiction or elsewhere, to enforce or collect upon the Obligations of Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, the United Kingdom, Bermuda, the Republic of the Marshall Islands, the Republic of Liberia, the Bahamas, the Republic of Malta or elsewhere.

13.21                     PATRIOT Act.  The Administrative Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to the Administrative Agent and any Lender.

13.22                     Release of Subsidiary Guarantors.  The Agents and the Lenders hereby agree to release any Mortgaged Vessels in accordance with the provisions of Section 5.1(b) of the Intercreditor Agreements.

SECTION 14 - HOLDINGS GUARANTY

14.01                     Guaranty. In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by the Parent from the proceeds of the Loans, each of the Parent and Arlington hereby agrees with the Secured Creditors as follows:  Each of the Parent and Arlington hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of Borrower to the Secured Creditors and agrees that their obligations are joint and several with the Borrowers and the Subsidiary Guarantors hereunder and under the other Credit Documents. If any or all of the Guaranteed Obligations of Borrower to the Secured Creditors becomes due and payable hereunder, each of the Parent and Arlington, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Secured Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Administrative Agent and the other Secured Creditors in collecting any of the Guaranteed Obligations.  If a claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including Borrower), then and in such event, each of the Parent and Arlington agrees that any such judgment, decree, order, settlement or compromise shall be binding upon each of the Parent or Arlington notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of Borrower, and each of the Parent and Arlington shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02                     Bankruptcy. Additionally, each of the Parent and Arlington unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Secured Creditors whether or not due or payable by Borrower upon the occurrence of any of the events specified in Section 10.04, and irrevocably and unconditionally promises to pay such indebtedness to the Secured Creditors, or order, on demand, in lawful money of the United States.

14.03                     Nature of Liability. The liability of each of the Parent and Arlington hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of each of the Parent and Arlington hereunder shall not be affected or impaired by (a) any direction as to application of payment by Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by Borrower, or (e) any payment made to any Secured Creditor on the Guaranteed Obligations which any such Secured Creditor repays to Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Secured Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

14.04                     Independent Obligation. The obligations of each of the Parent and Arlington hereunder are independent of the obligations of any other guarantor, any other party or Borrower, and a separate action or actions may be brought and prosecuted against each of the Parent or Arlington whether or not action is brought against any other guarantor, any other party or

Borrower and whether or not any other guarantor, any other party or Borrower be joined in any such action or actions.  Each of the Parent and Arlington waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by Borrower or other circumstance which operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to the Parent or Arlington.

14.05                     Authorization. Each of the Parent and Arlington authorizes the Secured Creditors without notice or demand (except as shall be required by applicable statute or this Agreement and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)                                  in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)                                 take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)                                  exercise or refrain from exercising any rights against Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(d)                                 release or substitute any one or more endorsers, guarantors, Borrower, other Credit Parties or other obligors;

(e)                                  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Borrower to its creditors other than the Secured Creditors;

(f)                                    apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower to the Secured Creditors regardless of what liability or liabilities of Borrower remain unpaid;

(g)                                 consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit

Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h)                                 take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of either of the Parent or Arlington from its liabilities under this Holdings Guaranty.

14.06                     Reliance.  It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Parent or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07                     Subordination.  Any indebtedness of Borrower now or hereafter owing to either of the Parent or Arlington is hereby subordinated to the Guaranteed Obligations owing to the Secured Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of Borrower to either of the Parent or Arlington shall be collected, enforced and received by either of the Parent or Arlington for the benefit of the Secured Creditors and be paid over to the Administrative Agent on behalf of the Secured Creditors on account of the Guaranteed Obligations to the Secured Creditors, but without affecting or impairing in any manner the liability of either of the Parent or Arlington under the other provisions of this Holdings Guaranty.  Prior to the transfer by either of the Parent or Arlington of any note or negotiable instrument evidencing any such indebtedness of Borrower to either of the Parent or Arlington, the Parent or Arlington, as the case may be, shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, each of the Parent and Arlington hereby agrees with the Secured Creditors that neither the Parent or Arlington, as the case may be, will exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.  If and to the extent required in order for the Guaranteed Obligations either of the Parent or Arlington to be enforceable under applicable federal, state and other laws relating to the insolvency of debts, the maximum liability of either of the Parent or Arlington hereunder shall be limited to the greatest amount which can lawfully be guaranteed by either of the Parent or Arlington under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Section.

14.08                     Waiver. (a)  Each of the Parent and Arlington waives any right (except as shall be required by applicable law and cannot be waived) to require any Secured Creditor to (i) proceed against Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Secured Creditor’s power whatsoever.  Each of the Parent and Arlington waives any defense based on or arising out of any defense of Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Borrower other than payment of the Guaranteed Obligations to the extent of such payment.  The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any

other Secured Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against Borrower, or any other party, or any security, without affecting or impairing in any way the liability of the Parent hereunder except to the extent the Guaranteed Obligations have been paid.  Each of the Parent and Arlington waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of either of the Parent or Arlington against Borrower or any other party or any security.(b)        Each of the Parent and Arlington waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  Each of the Parent and Arlington assumes all responsibility for being and keeping itself informed of Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which each of the Parent and Arlington assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Secured Creditors shall have any duty to advise the Parent of information known to them regarding such circumstances or risks.

14.09                     Judgment Shortfall. (a) the Obligations of the Parent and Arlington under the Holdings Guaranty to make payments in the respective currency or currencies in which the respective Guaranteed Obligations are required to be paid (such currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Secured Creditor of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such other Secured Creditor under this Holdings Guaranty or the other Credit Documents, as applicable.  If for the purpose of obtaining or enforcing judgments against the Parent or Arlington in any court or jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (quoted by the Administrative Agent, determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                                 If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Parent and Arlington jointly and severally agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

GENERAL MARITIME SUBSIDIARY II CORPORATION,
as Borrower

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Title:	President
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5680
Facsimile: (212) 763-5608

GENERAL MARITIME SUBSIDIARY CORPORATION,
as Borrower

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Title:	President
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5680
Facsimile: (212) 763-5608

GENERAL MARITIME CORPORATION,
as Parent

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Title:	Executive Vice President & Chief Financial Officer
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5680
Facsimile: (212) 763-5608

[Credit Agreement]

ARLINGTON TANKERS LTD,
as Guarantor

By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Director
Address: 299 Park Avenue, New York, NY 10171
Telephone: (212) 763-5632
Facsimile: (212) 763-5608

In each of the above, with a copy to:

Kenneth Chin
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 715-8000

[Credit Agreement]

OCM MARINE INVESTMENTS CTB, LTD.
By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ B. James Ford
Name:	B. James Ford
Title:	Managing Director

By:	/s/ Adam C. Pierce
Name:	Adam C Pierce
Title:	Senior Vice President

[Credit Agreement]

OCM ADMINISTRATIVE AGENT, LLC

By:	Oaktree Principal Fund V, L.P.
Its:	Managing Member

By:	Oaktree Principal Fund V GP, L.P.
Its:	General Partner

By:	Oaktree Principal Fund V GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ B. James Ford
Name:	B. James Ford
Title:	Managing Director

By:	/s/ Adam C. Pierce
Name:	Adam C Pierce
Title:	Senior Vice President

[Credit Agreement]

SCHEDULE I — COMMITMENTS

Lender	Commitment
OCM Marine Investments CTB, Ltd.	$200,000,000.00

Sch. I - 1

SCHEDULE II — LENDER ADDRESSES

Lender	Address
OCM Marine Investments CTB, Ltd.

c/o Oaktree Capital Management, L.P.
333 South Grand Ave., 28th Floor
Los Angeles, CA 90071
Attn: Amy Rice

with a copy to:

Kirkland & Ellis LLP

333 South Hope Street, 29th Floor

Los Angeles, CA 90071

Attn: Samantha Good

Sch. II - 1

SCHEDULE III — MORTGAGED VESSELS

	Vessel Name	Vessel Type	DWT	Year Built
1.	Genmar Ajax	Aframax	96,183	1996
2.	Genmar Agamemnon	Aframax	96,214	1995
3.	Genmar Minotaur	Aframax	96,226	1995
4.	Genmar Alexandra	Aframax	102,262	1992
5.	Genmar Revenge	Aframax	96,755	1994
6.	Genmar Strength	Aframax	105,674	2003
7.	Genmar Defiance	Aframax	105,538	2002
8.	Genmar Daphne	Aframax	106,560	2002
9.	Genmar Elektra	Aframax	106,548	2002
10.	Genmar Companion	Panamax	72,750	2004
11.	Genmar Compatriot	Panamax	72,750	2004
12.	Genmar Phoenix	Suezmax	149,999	1999
13.	Genmar Spyridon	Suezmax	153,972	2000
14.	Genmar Argus	Suezmax	164,097	2000
15.	Genmar Hope	Suezmax	153,919	1999
16.	Genmar Horn	Suezmax	159,475	1999
17.	Genmar Orion	Suezmax	159,992	2002
18.	Genmar Harriet G	Suezmax	150,205	2006
19.	Genmar Kara G	Suezmax	150,296	2007
20.	Genmar George T	Suezmax	149,847	2007
21.	Genmar St. Nikolas	Suezmax	149,876	2008
22.	Genmar Maniate	Suezmax	165,000	2010
23.	Genmar Spartiate	Suezmax	165,000	2011
24.	Genmar Victory	VLCC	314,000	2001
25.	Genmar Vision	VLCC	314,000	2001
26.	Genmar Poseidon	VLCC	305,795	2002
27.	Genmar Ulysses	VLCC	318,695	2003
28.	Genmar Hercules	VLCC	306,543	2007
29.	Genmar Atlas	VLCC	306,005	2007
30.	Genmar Zeus	VLCC	318,325	2010
31.	Genmar Consul	Handymax	47,400	2004

Sch. III - 1

SCHEDULE IV — EXISTING LIENS

None.

Sch. IV - 1

SCHEDULE V — INDEBTEDNESS

Borrower(s)	Lender(s)/Buyer(s)	Governing Agreement	Aggregate Principal Amount	Guarantor(s)
General Maritime Corporation	Citigroup	Interest Rate Swap Agreement	$100,000,000	None.
General Maritime Corporation	DnB Nor Bank	Interest Rate Swap Agreement	$75,000,000	None.
General Maritime Corporation	Nordea Bank Finland plc	Interest Rate Swap Agreement	$75,000,000	None.

Sch. V - 1

SCHEDULE VI — INSURANCE

Insurance to be maintained on each Mortgaged Vessel:

(a)  The Parent shall, and shall cause its Subsidiaries to, at the Parent’s expense, keep each Mortgaged Vessel insured with insurers and protection and indemnity clubs or associations of internationally recognized responsibility, and placed in such markets, on such terms and conditions, and through brokers, in each case reasonably acceptable to the Collateral Agent (it being understood that Leeds and Leeds, AON and Marsh are acceptable) and under forms of policies approved by the Collateral Agent against the risks indicated below and such other risks as the Collateral Agent may specify from time to time:

(i)                                     Marine and war risk, including terrorism, confiscation, piracy, London Blocking and Trapping Addendum and Lost Vessel Clause, hull and machinery insurance, hull interest insurance and freight interest insurance, together in an amount in U.S. dollars at all times equal to, except as otherwise approved or required in writing by the Collateral Agent, the greater of (x) the then Fair Market Value of the Mortgaged Vessel and (y) an amount which, when aggregated with such insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss), is equal to 120% of the sum of (A) the aggregate principal amount of outstanding Loans at such time and (B) the aggregate principal amount outstanding, and revolving loan commitments, under the Senior Credit Facilities.  The insured values for hull and machinery required under this clause (i) for each Mortgaged Vessel shall at all times be in an amount equal to the greater of (x) eighty per cent (80%) of the Fair Market Value of the Mortgaged Vessel and (y) an amount which, when aggregated with such hull and machinery insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a Vessel Mortgage in favor of the Collateral Agent and have not suffered an Event of Loss), is equal to the sum of (A) the aggregate principal amount of outstanding Loans at such time and (B) the aggregate principal amount outstanding, and revolving loan commitments, under the Senior Credit Facilities, and the remaining machine and war risk insurance required by this clause (i) may be taken out as hull and freight interest insurance.

(ii)                                  Marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability for crew, fines and penalties arising out of the operation of the Mortgaged Vessel, insurance against liability arising out of pollution, spillage or leakage, and workmen’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law) in such amounts approved by the Collateral Agent;  provided, however, that insurance against liability under law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

(y)                                 the maximum amount available, as that amount may from time to time change, from the International Group of Protection and Indemnity

Sch. VI - 1

Associations (the “International Group”) or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners for similar vessels engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent shipowners for similar vessels engaged in similar trades; and

(z)                                   the amounts required by the laws or regulations of the United States of America or any applicable jurisdiction in which the Mortgaged Vessel may be trading from time to time.

(iii)                               While the Mortgaged Vessel is idle or laid up, at the option of the Parent and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the Mortgaged Vessel against the usual risks encountered by like vessels under similar circumstances, the Collateral Agent shall, at the Parent’s expense, keep each Mortgaged Vessel insured with mortgagee’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) on such conditions as the Collateral Agent may reasonable require and mortgagee’s interest insurance for pollution risks as from time to time agreed, in each case, satisfactory to the Collateral Agent in an amount in U.S. dollars which, when aggregated with such insured value of the other Mortgaged Vessels (if the other Mortgaged Vessels are then subject to a Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss), is equal to 120% of the sum of (A) the aggregate principal amount of outstanding Loans at such time and (B) the aggregate principal amount outstanding, and revolving loan commitments, under the Senior Credit Facilities; all such Collateral Agent’s interest insurance cover shall in the Collateral Agent’s discretion be obtained directly by the Collateral Agent and the Parent shall on demand pay all costs of such cover; premium costs shall be reimbursed by the Parent to the Collateral Agent.

(b)                                 The marine and commercial war-risk insurance required in this Schedule VI for each Mortgaged Vessel shall have deductibles no higher than the following:  (i) Hull and Machinery - U.S. $300,000 for all hull and machinery claims and each accident or occurrence and (ii) Protection and Indemnity — U.S. $100,000 for collision liabilities, U.S. $50,000 for cargo claims, U.S. $35,000 for crew claims, U.S. $20,000 passenger claims and U.S. $20,000 all other claims, in each case each accident or occurrence.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent.  Each policy of marine and war risk hull and machinery insurance with respect to each Mortgaged Vessel shall provide that the Collateral Agent shall be a named insured in its capacity as Mortgagee and as loss payee.  Each entry in a marine and war risk protection indemnity club with respect to each Mortgaged Vessel shall note the interest of the Collateral Agent.  The Administrative Agent, the Collateral Agent and each of their respective successors and assigns shall not be responsible for any premiums, club calls, assessments or any other obligations or for the representations and warranties made therein by the Parent, any of the Parent’s Subsidiaries or any other person.

Sch. VI - 2

(c)                                  The Collateral Agent shall from time to time, and in any event at least annually, obtain a detailed report signed by a firm of marine insurance brokers acceptable to the Collateral Agent with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on each Mortgaged Vessel, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Schedule VI.  At the Parent’s expense the Parent will cause its insurance broker (which, for the avoidance of doubt shall be a different insurance broker from the firm of marine insurance brokers referred to in the immediately preceding sentence) and the P & I club or association providing P & I insurance referred to in part (a)(ii) of this Schedule VI, to agree to advise the Collateral Agent by telecopier or electronic mail confirmed by letter of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Parent or any of its Subsidiaries of which the Parent has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on any Mortgaged Vessel, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Collateral Agent on a Mortgaged Vessel on an individual basis and not on a fleet basis.  In addition, the Parent shall promptly provide the Collateral Agent with any information which the Collateral Agent reasonably requests for the purpose of obtaining or preparing any report from the Collateral Agent’s independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Schedule VI as of the date hereof or in connection with any renewal thereof, and the Parent shall upon demand indemnify the Collateral Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Collateral Agent in connection with any such report, provided that the Collateral Agent shall be entitled to such indemnity only for one such report during a period of twelve months.

The underwriters of brokers shall furnish the Collateral Agent with a letter or letters of undertaking to the effect that

(i)                                     they will hold the instruments of insurance, and the benefit of the insurances thereunder, to the order of the Collateral Agent in accordance with the terms of the loss payable clause referred to in the relevant Assignment of Insurances for each Mortgaged Vessel;

(ii)                                  they will have endorsed on each and every policy as and when the same is issued the loss payable clause and the notice of assignment referred to in the relevant Assignment of Insurances for each Mortgaged Vessel; and

(iii)                               they will not set off against any sum recoverable in respect of a claim against any Mortgaged Vessel under the said underwriters or brokers or any other Person in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts.

All policies of insurance required hereby shall provide for not less than 14 days prior written notice to be received by the Collateral Agent of the termination or cancellation of the insurance evidenced thereby.  All policies of insurance maintained pursuant to this Schedule VI for risks covered by insurance other than that provided by a P & I Club shall contain provisions

Sch. VI - 3

waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured.  The Parent shall, and shall cause its Subsidiaries to, assign to the Collateral Agent its full rights under any policies of insurance in respect of each Mortgaged Vessel.  The Parent agrees that it shall, and shall cause each of its Subsidiaries to, deliver, unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Collateral Agent being informed and having the right to continue the insurance by paying any premiums not paid by the Parent, receipts showing payment of premiums for Required Insurance and also of demands from the Mortgaged Vessel’s P & I underwriters to the Collateral Agent at least two (2) days before the risk in question commences.

(d)                                 Unless the Collateral Agent shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Collateral Agent for distribution first to itself and thereafter to the Parent or others as their interests may appear, provided that, notwithstanding anything to the contrary herein, until otherwise required by the Collateral Agent by notice to the underwriters upon the occurrence and continuance of a Default or an Event of Default hereunder, (i) amounts payable under any insurance on each Mortgaged Vessel with respect to protection and indemnity risks may be paid directly to (x) the Parent to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or (y) the Person to whom any liability covered by such insurance has been incurred provided that the underwriter shall have first received evidence that the liability insured against has been discharged, and (ii) amounts payable under any insurance with respect to each Mortgaged Vessel involving any damage to each Mortgaged Vessel not constituting an Event of Loss, may be paid by underwriters directly for the repair, salvage or other charges involved or, if the Parent shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to the Parent as reimbursement therefor; provided, however, that if such amounts (including any deductible) are in excess of U.S. $2,000,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Collateral Agent.

(e)                                  All amounts paid to the Collateral Agent in respect of any insurance on the Mortgaged Vessels shall be disposed of as follows (after deduction of the expenses of the Collateral Agent in collecting such amounts):

(i)                                     any amount which might have been paid at the time, in accordance with the provisions of paragraph (d) above, directly to the Parent or others shall be paid by the Collateral Agent to, or as directed by, the Parent;

(ii)                                  all amounts paid to the Collateral Agent in respect of an Event of Loss of the Mortgaged Vessel shall be applied by the Collateral Agent to the payment of the Indebtedness hereby secured pursuant to Section 4.02(a) of the Credit Agreement, subject to the terms of the Intercreditor Agreements;

(iii)                               all other amounts paid to the Collateral Agent in respect of any insurance on the Mortgaged Vessel may, in the Collateral Agent’s sole discretion, be held and applied to the prepayment of the Obligations or to making of needed repairs or other work on the Mortgaged Vessel, or to the payment of other claims incurred by the Parent

Sch. VI - 4

or any of its Subsidiaries relating to the Mortgaged Vessel, or may be paid to the Parent or whosoever may be entitled thereto.

(f)                                    In the event that any claim or lien is asserted against any Mortgaged Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Parent to obtain a bond or supply other security to prevent arrest of such Mortgaged Vessel or to release the Mortgaged Vessels from arrest on account of such claim or lien, the Collateral Agent, on request of the Parent, may, in the sole discretion of the Collateral Agent, assign to any Person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Mortgaged Vessel from such arrest, all right, title and interest of the Collateral Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(g)                                 The Parent shall deliver to the Collateral Agent certified copies and, whenever so requested by the Collateral Agent, the originals of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained pursuant to Section 8.03 of the Credit Agreement and this Schedule VI for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same.  The Collateral Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.

(h)                                 The Parent will not, and will not permit any of its Subsidiaries to, execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow the Mortgaged Vessels to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Collateral Agent in writing and insured the Mortgaged Vessels by additional coverage to extend to such voyages, risks, passengers or cargoes.

(i)                                     In case any underwriter proposes to pay less on any claim than the amount thereof, the Parent shall forthwith inform the Collateral Agent, and if a Default, an Event of Default or an Event of Loss has occurred and is continuing, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise.

(j)                                     The Parent will, and will cause each of its Subsidiaries to, comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Parent, its Subsidiaries or the Mortgaged Vessels with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Mortgaged Vessels are from time to time engaged and the cargo carried by it.

Sch. VI - 5

SCHEDULE VII — ERISA

General Maritime Corporation 401(k) Profit Sharing Plan and Trust.

Sch. VII - 1

SCHEDULE VIII — SUBSIDIARIES

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
General Maritime Subsidiary Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
General Maritime Management LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
General Maritime Management (UK) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Hellas) LLC	General Maritime Management LLC	100%	Republic of Liberia
General Maritime Management (Portugal) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands
General Maritime Management (Portugal) LDA.	General Maritime Management (Portugal) LLC	100%	Republic of Portugal
General Maritime Crewing Pte. Ltd.	General Maritime Management (Portugal) LLC	100%	Singapore
General Maritime Crewing Private Limited (India Division Office)	General Maritime Crewing Pte. Ltd.	100%	India
General Maritime Crewing Limited	General Maritime Crewing Pte. Ltd.	100%	Russia
GMR Chartering LLC	General Maritime Subsidiary Corporation	100%	New York
GMR Administration Corp.	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Agamemnon LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Ajax LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Alexandra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Argus LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Constantine LLC	General Maritime Subsidiary	100%	Republic of

Sch. VIII - 1

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
	Corporation		Liberia
GMR Daphne LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Defiance LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Elektra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR George T LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR GP LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Gulf LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Harriet G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Hope LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Horn LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Kara G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Limited LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Minotaur LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Orion LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Phoenix LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Princess LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Progress LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Revenge LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia

Sch. VIII - 2

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR St. Nikolas LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Spyridon LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands
GMR Star LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Strength LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Trader LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
GMR Trust LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia
Arlington Tankers Ltd.	General Maritime Corporation	100%	Bermuda
Companion Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Compatriot Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Consul Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Victory Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Vision Ltd.	Arlington Tankers Ltd.	100%	Bermuda
Arlington Tankers, LLC	Arlington Tankers Ltd.	100%	Delaware
General Maritime Subsidiary II Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
GMR Poseidon LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Ulysses LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Hercules LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Atlas LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Zeus LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
GMR Maniate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands

Sch. VIII - 3

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization
GMR Spartiate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands
General Maritime Investments LLC	General Maritime Corporation	100%	Republic of the Marshall Islands
General Product Carriers Corporation	General Maritime Investments LLC	100%	Republic of the Marshall Islands
General Maritime Subsidiary NSF Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands
Concept Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda
Concord Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda
Contest Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda
GMR Concord LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands
GMR Contest LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands
GMR Concord LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands

Sch. VIII - 4

SCHEDULE IX — CAPITALIZATION

As of the Closing Date, the only stock plans of the Parent are its Amended and Restated 2001 Stock Incentive Plan, as amended to date (the “2001 Plan”) and its 2011 Stock Incentive Plan (which remains subject to approval by the Parent’s shareholders), and

•                  6,700 shares of the common stock of the Parent are subject to outstanding options under the 2001 Plan; and

•                  there are no shares remaining for grant under the 2001 Plan to issue regular equity grants to our employees, consultants, executive officers and directors.

In addition, the Parent may from time to time issue, sell or otherwise cause to become outstanding its Equity Interests to any director, officer, employee or consultant of the Parent or any of its Subsidiaries or joint ventures pursuant to any other compensatory plan or arrangement of the Parent or any of its Subsidiaries approved by the board of directors of the Parent or the compensation committee thereof.

On the Closing Date, the Parent issued to OCM Marine Investments CTB, Ltd., a Cayman Islands exempt company (the “Oaktree Investor”), and/or certain of its Affiliates, warrants for the purchase of 19.9% of its outstanding common stock (measured as of immediately prior to the Closing Date) at an exercise price of $0.01 per share.

On March 29, 2011, the Parent entered into an Investment Agreement with the Oaktree Investor which, among other things, provides the Oaktree Investor and certain of its Affiliates, as specified therein, with preemptive rights in respect of specified future issuance of the capital stock of the Parent.

Sch. IX - 1

SCHEDULE X — APPROVED CLASSIFICATION SOCIETIES

American Bureau of Shipping
Nippon Kaiji Kyokai
Germanischer Lloyd
Lloyd’s Register of Shipping
Bureau Veritas
Det Norske Veritas

Sch. X - 1

SCHEDULE XI — EXISTING INVESTMENTS

Equity Investments of the Parent not exceeding $100,000 in the aggregate in the following Subsidiaries:

GMR Administration Corp.

GMR GP LLC

GMR Limited LLC

General Maritime Management (UK) LLC

GMR Star LLC

GMR Trader LLC

GMR Trust LLC

General Maritime Management (Hellas) Ltd.

Arlington Tankers, LLC

Equity Investments of the Parent in the following Subsidiaries party to the sale-leaseback transactions:

General Maritime Subsidiary NSF Corporation

GMR Concord LLC

GMR Contest LLC

GMR Contest LLC

Concord Ltd.

Contest Ltd.

Concept Ltd.

Sch. XI - 1

SCHEDULE XII - AFFILIATE TRANSACTIONS

•                  this Credit Agreement;

•                  that certain Investment Agreement dated March 29, 2011 by and between OCM Marine Investments CTB, Ltd. and the Parent (as amended on the Closing Date);

•                  the Warrants, having the meaning set forth in the Investment Agreement;

•                  the Registration Rights Agreement, dated as of the Closing Date, by and among the Parent and Peter C. Georgiopoulos;

•                  that certain letter, dated as of January 10, 2011, by and among the Parent, Oaktree Principal Fund V, L.P., and Oaktree FF Investment Fund L.P.; and

•                  that certain letter agreement, dated as of March 29, 2011, by and between the Parent and OCM Marine Investments CTB, Ltd.

Sch. XII - 1